EXHIBIT 10.7



                           STOCK PURCHASE AGREEMENT

      THIS STOCK PURCHASE AGREEMENT dated as of September 30, 1999 (this "AGREEMENT") by and among SONIC AUTOMOTIVE, INC., a Delaware corporation (the "BUYER"), RIVERSIDE NISSAN, INC., an Oklahoma corporation (the "COMPANY"), and the shareholders of the Company set forth on the signature page hereto (collectively, the "SELLERS").

                    W I T N E S S E T H:

      WHEREAS, the Company is engaged in a Nissan automobile dealership business located at 8190 E. Skelly Drive, Tulsa, Oklahoma 74129;

      WHEREAS, the Sellers own in the aggregate 245,500 shares of common stock of the Company (the "SHARES"), which shares represent all of the issued and outstanding shares of capital stock of the Company and are owned of record and beneficially by the Sellers in the amounts set forth opposite their respective names on Exhibit 3.1 hereto;

      WHEREAS, the Buyer desires to purchase the Shares from the Sellers, and the Sellers are willing to sell the Shares to the Buyer, upon the terms and conditions hereinafter set forth; and

      WHEREAS, concurrently with the execution and delivery of this Agreement, the Sellers are notifying the Manufacturer (as defined in Article 2 below) of the transactions contemplated by this Agreement;

      WHEREAS, contemporaneously with the execution of this Agreement, the Buyer has entered into an Asset Purchase Agreement dated as of the date hereof (the "RIVERSIDE CHEVROLET PURCHASE AGREEMENT") with Riverside Chevrolet, Inc. ("RIVERSIDE CHEVROLET") and certain stockholders of Riverside Chevrolet, with respect to the acquisition by the Buyer of the Chevrolet automobile dealership business owned by Riverside Chevrolet, and the Buyer has also entered into an Asset Purchase Agreement dated as of the date hereof (the "GLOVER DODGE PURCHASE AGREEMENT") with Jim Glover Dodge, Inc. ("GLOVER DODGE") and certain stockholders of Glover Dodge, with respect to the acquisition by the Buyer of the Dodge automobile dealership business owned by Glover Dodge; and

      WHEREAS, the consummation of the transactions contemplated by this Agreement is subject to the consummation of the transactions contemplated by the Riverside Chevrolet Purchase Agreement and the Glover Dodge Purchase Agreement;

      NOW, THEREFORE, in consideration of the premises and the mutual covenants and representations hereinafter stated, and intending to be legally bound hereby, the parties agree as follows:






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                                   ARTICLE 1
                               PURCHASE AND SALE

      1.1 AGREEMENT OF PURCHASE AND SALE. Upon the terms and subject to the conditions of this Agreement and in reliance upon the representations and warranties of the parties herein, at the closing referred to in Article 2 hereof (the "CLOSING"), the Sellers shall sell, transfer, convey and deliver to the Buyer, and the Buyer shall purchase from the Sellers, the Shares.

      1.2   THE PURCHASE PRICE.

            (a) THE PURCHASE PRICE. The purchase price to be paid by the Buyer for the Shares (the "PURCHASE PRICE") shall be an aggregate amount consisting of the sum of (i) Five Million Three Hundred Fifty Thousand Dollars ($5,350,000), plus (ii) the Net Book Value (as defined in Section 1.2(c)(i) below).

            (b) PAYMENT OF THE PURCHASE PRICE. The Purchase Price shall be paid as follows:

                  (i) At the Closing, Bob Hurley and David Hudiburg, as agent for the Sellers (the "SELLERS' AGENT"), shall deliver to the Buyer a certificate setting forth the Sellers' estimate of the Net Book Value as of the Closing (the "ESTIMATED NET BOOK VALUE"). Provided that the Buyer, in its sole discretion, shall determine that the Estimated Net Book Value is acceptable (such determination to be without prejudice to the rights of the parties hereunder with respect to the determination of the Net Book Value pursuant to Section 1.2(c) below), the Buyer shall pay an amount equal to the sum of (i) Four Million Eight Hundred Fifty Thousand Dollars ($4,850,000) plus (ii) the Estimated Net Book Value, to the Sellers, in the respective amounts set forth opposite their names on Exhibit 3.1 hereto, by wire transfer to an account or accounts designated to the Buyer by the Sellers' Agent at least one Business Day prior to the Closing Date (as defined in Article 2 below). For purposes of this Agreement, a "BUSINESS DAY" is a day other than a Saturday, a Sunday or a day on which banks are required to be closed in the State of North Carolina.

                  (ii) At the Closing, the Buyer shall place into escrow with First Union National Bank or another escrow agent mutually acceptable to the parties hereto (the "ESCROW AGENT") the sum of Five Hundred Thousand Dollars ($500,000) (the "ESCROWED AMOUNT"), all in accordance with the escrow agreement in the form of Exhibit 1.2(b) hereto, with such other changes thereto as the Escrow Agent shall reasonably request (the "ESCROW AGREEMENT"). The term of the Escrow Agreement shall be for a period of one hundred twenty (120) days from the Closing Date (or such shorter or longer period of time as shall be necessary to complete the determination of Net Book Value pursuant to Section 1.2(c) below). Interest on the Escrowed Amount shall be paid to the Buyer and the Sellers in the proportions of the Escrowed Amount paid to them.

            (c)   ADJUSTMENT PROCEDURES.

                  (i) Not later than 120 days after the Closing Date, the Buyer will prepare and deliver to the Sellers' Agent an unaudited balance sheet (the "CLOSING BALANCE


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SHEET") of the Company as of the Closing Date, consisting of a computation of the net book value of the tangible assets of the Company (including leasehold improvements excluding and the Distributed Assets (as defined in Section 1.5 hereof)) as of the Closing Date, less the book value of the liabilities of the Company as of the Closing Date, all in accordance with generally accepted accounting principles consistently applied ("GAAP"), subject to the additional principles set forth below. The tangible net book value reflected on the Closing Balance Sheet is hereinafter called the "NET BOOK VALUE." The Closing Balance Sheet will be prepared in accordance with the following additional principles:
(A) it will utilize the last in-first out (LIFO) method of inventory accounting provided that sixty percent (60%) of the LIFO reserve will be added to the Net Book Value; (B) there shall be included appropriate write-offs for doubtful accounts receivable and bad debts and for damaged, spoiled, obsolete or slow-moving inventory; (C) any receivables due the Company from any of the Sellers or any of the directors, officers, employees or Affiliates (as defined in Section 3.5 below) of the Company shall be excluded as assets; (D) the liabilities of the Company shall include appropriate accruals for all Tax liabilities of the Company associated with the distribution of the Distributed Assets; and (E) the values of the following asset categories shall be calculated as follows:

                        (I) NEW VEHICLES. The value of each of the Company's untitled new motor vehicles (meaning (i) current model year vehicles as of the Closing Date and, (ii) if the Closing occurs on or before December 31, 1999, 1999 model year vehicles, but excluding from clauses (i) and (ii) conversion vans or similar-type vehicles that have been in inventory longer than 180 days, rental cars and company vehicles) in stock and unsold as of the Closing Date (collectively, the "NEW VEHICLES") shall be the price at which the New Vehicle was invoiced to the Company by the Manufacturer (as defined in Article 2 below), as adjusted pursuant to clauses (III) and (IV) below; provided, however, the value of any pre-reported sold vehicles for which the sale cannot be reversed shall be as mutually agreed by the Buyer and the Sellers' Agent. In the event the Buyer and the Sellers' Agent cannot agree upon a value with respect to any such pre-reported sold vehicle, then such vehicle shall be considered an Excluded Asset (as defined in Section 1.2(c)(i)(xi)), and such vehicle shall be valued on the Closing Balance Sheet and disposed of in accordance with Subsection XI.

                        (II) DEMONSTRATORS. The value of each of the Company's untitled new motor vehicles (meaning current model year vehicles as of the Closing Date in stock and unsold as of the Closing Date which is used in the ordinary course of business for the purpose of demonstration provided that it has, as of the Closing Date, less than 6,000 miles on its odometer (collectively, the "DEMONSTRATORS") shall be the price at which the Demonstrator was invoiced to the Company by the Manufacturer, as adjusted pursuant to clauses
(III) and (IV) below and, if such Demonstrator has an odometer reading in excess of 500 miles, as reduced by an amount equal to ten cents ($.10) multiplied by the total mileage on such odometer. Any demonstrator having an odometer reading in excess of 6,000 miles or which is not a current model year vehicle as of the Closing Date shall be treated as a used vehicle under Clause V below.

                        (III) ADJUSTMENT TO VALUE OF NEW VEHICLES AND DEMONSTRATORS. The value of each New Vehicle and each Demonstrator shall be: (x) increased by the dealer cost of any equipment and accessories which have been installed by the Company; and (y) decreased by the sum of (1) the dealer cost of any equipment and accessories which have been removed


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from such vehicle, (2) all paid or unpaid rebates, discounts, holdback for dealer account and other factory incentives (including without limitation rebates applied for and paid but not earned and incentive monies claimed on pre-reported units), and (3) if such vehicle shall have been in inventory for less than thirty (30) days as of the Closing Date, any factory floor plan assistance and advertising credits relative to such vehicle.

                        (IV) DAMAGED NEW VEHICLES AND DEMONSTRATORS. If any New Vehicles or Demonstrators shall have suffered any damage on or prior to the Closing Date, the Sellers' Agent and the Buyer will attempt to agree on the cost to cover such repairs or some other equitable reduction in value to reflect such condition, which amount shall be deducted from the value of such New Vehicle or Demonstrator. With respect to any New Vehicle or Demonstrator which shall have been damaged and repaired prior to the Closing Date, the Sellers' Agent and the Buyer will attempt to agree on an adjustment to the price to reflect the decrease, if any, in the wholesale value of such New Vehicle or Demonstrator resulting from such damage and repair, which amount shall be deducted from the value of such New Vehicle or Demonstrator. In the event the Buyer and the Sellers' Agent cannot agree on the cost of repairs, the amount of reduction or such adjustment with respect to a vehicle, then such vehicle shall be considered an Excluded Asset, and such vehicle shall be valued on the Closing Balance Sheet and disposed of in accordance with Subsection XI below.

                        (V) USED VEHICLES. The value of each motor vehicle owned by the Company that is not a New Vehicle or a Demonstrator as of the Closing Date, including conversion vans and similar-type vehicles that have been in inventory for longer than 180 days, rental cars and company vehicles (collectively, the "USED VEHICLES"), shall be equal to a value mutually agreed upon by Buyer and the Sellers' Agent. In the event the Buyer and the Sellers' Agent cannot agree upon a value with respect to any Used Vehicle, then such Used Vehicle shall be considered an Excluded Asset, and such Used Vehicle shall be valued on the Closing Balance Sheet and disposed of in accordance with Subsection XI below.

                        (VI) INVENTORY. The Buyer and the Sellers' Agent shall engage a mutually acceptable third party engaged in the business of appraising, valuing and preparing inventories for automobile dealerships (hereinafter referred to as the "INVENTORY SERVICE") to prepare an inventory list (the "INVENTORY") of the parts and accessories, as well as the Miscellaneous Inventories (as defined in Clause VIII below), owned by the Company. The Inventory (insofar as it relates to parts and accessories) shall be posted to the Manufacturer's approved system of inventory control. The Inventory shall be completed as of the Closing Date. The Inventory shall identify each part and accessory and its purchase price. The cost of the Inventory shall be borne equally by the Buyer, on the one hand, and the Sellers, on the other hand.

                        (VII) RETURNABLE AND NON-RETURNABLE REPLACEMENT PARTS AND ACCESSORIES. The Inventory shall classify replacement parts and accessories as "returnable" or "nonreturnable." For purposes of this Agreement, the terms "returnable parts" and "returnable accessories" shall describe and include only those new replacement parts and new accessories (excluding prior model year vehicle accessories) for vehicles which are listed (coded) in the latest current Master Parts Price List Suggested List Prices and Dealer Prices, or other applicable similar price lists, of the Manufacturer, with supplements or the equivalent in effect as of the


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Closing Date (the "MASTER PRICE LIST"), as returnable to the Manufacturer at not less than the purchase price reflected in the Master Price List or in the most recent applicable price list. All parts and accessories listed (coded) in the Master Price List as non-returnable to the Manufacturer shall be classified as "nonreturnable." The value of each "returnable part" and "returnable accessory" will be the price therefor listed in the Master Price List. The value of each "nonreturnable" part and accessory shall be equal to a value mutually agreed upon by Buyer and the Sellers' Agent. In the event the Buyer and the Sellers' Agent cannot agree upon a price with respect to any "nonreturnable" part or accessory, the Closing Balance Sheet shall allocate no value to such "nonreturnable" part or accessory, and the Sellers may cause the Company to divest any such "nonreturnable" part or accessory prior to Closing in accordance with Section 1.5. The value of all special order, non-stock, "Jobber" or "NPN" parts shall be equal to the Company's original cost of such parts. The value of all nuts, bolts and any other parts not addressed in this Subsection shall equal the fair market value thereof as determined by the Inventory Service. The value of the Company's core deposits, if any, with the Manufacturer shall be included as an asset on the Closing Balance Sheet. Any damaged parts or accessories, parts and accessories with component parts missing, superseded or obsolete parts or accessories, or used parts or accessories, shall be, unless the Buyer and the Sellers' Agent agree upon a value therefor, considered Excluded Assets and valued on the Closing Balance Sheet and disposed of in accordance with Subsection XI below.

                        (VIII) MISCELLANEOUS INVENTORIES. "MISCELLANEOUS INVENTORIES" shall include (a) all useable gas, oil and grease, all undercoat material and body materials in unopened cans and such other miscellaneous useable and saleable articles in unbroken lots (including office supplies) which are owned by the Company on the Closing Date provided that Miscellaneous Inventories shall not include any miscellaneous inventories which represent more than a sixty (60) day supply of any particular item(s) and (b) all t-shirts, caps and other clothing items which bear the Company's logo and are not defective or damaged in any manner. The value of the Miscellaneous Inventories shall be equal to the current replacement cost of the Miscellaneous Inventories as determined by the Inventory Service and set forth on the Inventory; provided, however, the value of such shirts, caps and other clothing items shall be equal to the Company's actual cost thereof. In the event that the Buyer and the Sellers' Agent cannot agree upon a value with respect to any particular miscellaneous items, then such items shall not be included in the Miscellaneous Inventories. Such miscellaneous items shall be considered Excluded Assets, and such miscellaneous items shall be valued on the Closing Balance Sheet and disposed of in accordance with Subsection XI.

                        (IX) WORK IN PROCESS. The value of any repair orders which are in process at the opening of business on the Closing Date shall be the Company's actual cost for parts and labor for such orders as the Company shall have caused to be performed.

                        (X) FIXTURES AND EQUIPMENT. The value of all fixtures, machinery, equipment (including special tools and shop equipment reasonably necessary to the servicing of motor vehicles), furniture and all signs and office equipment (including, without limitation, computer equipment used in normal dealership operations) owned by the Company (collectively, "FIXTURES AND EQUIPMENT") which (a) were purchased by the Company on or after January 1, 1999 shall be the actual cost thereof as depreciated by the modified accelerated costs recovery system depreciation method and (b) which were purchased by the Company prior


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to January 1, 1999 shall be equal to the depreciated book value thereof of
December 31, 1998 less an amount equal to seventy-five percent (75%) of the book depreciation thereof from January 1, 1999 through the Closing Date; PROVIDED, HOWEVER, the Closing Balance Sheet shall allocate no value to any items of Fixtures and Equipment which are leased.

                        (XI) EXCLUDED ASSETS. As used herein, the term "EXCLUDED ASSETS" shall refer to any assets of the Company with respect to which the terms of this Section 1.2 do not specify a value and the Buyer and the Sellers' Agent are otherwise unable to agree upon such a value at or in connection with the Closing. The Closing Balance Sheet shall allocate to each Excluded Asset the value of such Excluded Asset as determined by the Buyer. Immediately following the Closing, the Buyer will cause the company to transfer all Excluded Assets to the Sellers at a purchase price equal to the aggregate value allocated to the Excluded Assets on the Closing Balance Sheet.

                        (XII) CHARGEBACKS. With respect to each of the Company's finance arrangements which provide for no chargeback after the initial three (3) payments have been made on such arrangement, and with respect to all vehicle service contracts, the Closing Balance Sheet shall reflect the actual chargeback on such arrangement.

                  (ii) If within 30 days following delivery of the Closing Balance Sheet (or the next Business Day if such 30th day is not a Business Day), the Sellers' Agent has not given the Buyer notice of the Sellers' objection to the computation of the Net Book Value as set forth in the Closing Balance Sheet (such notice to contain a statement in reasonable detail of the nature of the Sellers' objection), then the Net Book Value reflected in the Closing Balance Sheet will be deemed mutually agreed by the Buyer and the Sellers. If the Sellers' Agent shall have given such notice of objection in a timely manner, then the issues in dispute will be resolved pursuant to Section 12.13(c) below.

                  (iii) If the Net Book Value, as deemed mutually agreed by the parties or as determined by the Accountants, as aforesaid, is at least equal to the Estimated Net Book Value, the Buyer and the Sellers shall promptly execute and deliver to the Escrow Agent a joint instruction to deliver the entire Escrow Amount, including all interest accrued thereon under the Escrow Agreement, to the Sellers in the respective percentages set forth opposite their name on
Exhibit 3.1. To the extent that the Net Book Value, as deemed mutually agreed by the parties or as determined by the Accountants, as aforesaid, is greater than the Estimated Net Book Value, the Buyer shall be obligated to pay the amount of such excess (the "NET BOOK VALUE EXCESS"), together with interest on the amount of the Net Book Value Excess at the Buyer's floor plan financing rate from time to time in effect (the "INTEREST RATE") from the Closing Date to the date of such payment, promptly to the Sellers in the respective percentages set forth opposite their names on Exhibit 3.1. The payment of the Net Book Value Excess, plus interest as aforesaid, shall be made by wire transfer to the Sellers in the manner specified in Section 1.2(b)(i) above. To the extent that the Net Book Value, as deemed mutually agreed by the parties or as determined by the Accountants, as aforesaid, is less than the Estimated Net Book Value, the Sellers shall be obligated, jointly and severally, to pay the amount of such shortfall (the "NET BOOK VALUE SHORTFALL"), together with interest on the amount of the Net Book Value Shortfall at the Interest Rate from the Closing Date to the date of such payment, in cash, promptly to the Buyer. In furtherance of such obligation of the Sellers, the parties shall execute and deliver to


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the Escrow Agent a joint instruction to deliver up to all of the Escrowed
Amount, plus interest earned on the Escrow Amount, to the Buyer. To the extent that the Net Book Value Shortfall, plus interest at the Interest Rate as aforesaid, exceeds the value of the Escrowed Amount plus interest earned on the Escrow Amount, the Sellers shall be obligated, jointly and severally, to pay in cash or by wire transfer the amount of such excess promptly to the Buyer.

      1.3 DELIVERY OF THE SHARES. At the Closing, each Seller shall deliver to the Buyer a certificate or certificates representing the number of Shares set forth opposite such Seller's name on Exhibit 3.1 hereto, duly endorsed in blank or with a fully executed stock power attached, all in proper form for transfer with all transfer taxes, if any, paid by such Seller. The Shares shall be delivered to the Buyer free and clear of all liens, pledges, encumbrances, claims, security interests, charges, voting trusts, voting agreements, other agreements, rights, options, warrants or restrictions or claims of any kind, nature or description (collectively, "ENCUMBRANCES").

      1.4 EMPLOYMENT AGREEMENT. At the Closing, Bob Hurley will enter into an employment agreement with the Buyer and the Company in the form of Exhibit 1.4 hereto (the "EMPLOYMENT AGREEMENT").

      1.5 CERTAIN DIVESTITURES PRIOR TO CLOSING. Prior to the Closing, the Sellers shall cause the Company to distribute to the Sellers all of its rights, title and interests in and to the Real Property (as defined in Section 3.16(b)) by a written instrument(s) in form and substance reasonably satisfactory to the Buyer. All such distributed Real Property is referred to herein as the "DISTRIBUTED ASSETS".

      1.6 REAL PROPERTY LEASE. At the Closing, the Landlords (as defined below) will enter into a lease agreement with the Company in the form of Exhibit 1.6 hereto (the "DEALERSHIP LEASE"). As used herein, the term "LANDLORDS" shall mean all of the other persons and entities set forth on the signature page of the Dealership Lease other than the Company.


                                  ARTICLE 2
                                   CLOSING

      The Closing shall take place at the offices of Parker, Poe, Adams & Bernstein L.L.P., 2500 Charlotte Plaza, Charlotte, North Carolina at 9:30 a.m., local time, on the Closing Date. The Closing Date shall be the date designated by the Buyer, which date shall be no later than fifteen (15) days after the date of receipt by Buyer of the approvals of Nissan Motor Corporation (the "MANUFACTURER") contemplated in Section 7.10, and the satisfaction of the other conditions set forth in Sections 7.13 and 7.14. In no event shall the Closing Date be later than December 31, 1999 (the "CLOSING DATE DEADLINE"); PROVIDED, HOWEVER, if, as of December 31, 1999, any of the conditions set forth in Sections 7.10, 7.13 or 7.14 shall not have been satisfied, the Buyer may elect to extend the Closing Date Deadline for up to an additional thirty (30) days. The date upon which the Closing shall take place is hereinafter called the "CLOSING DATE."





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                                   ARTICLE 3
                REPRESENTATIONS AND WARRANTIES OF THE SELLERS

      Each of the Sellers, jointly and severally, hereby represents and warrants to the Buyer as follows:

      3.1 OWNERSHIP OF SHARES. Each Seller owns of record and beneficially the number and percentage of Shares set forth opposite such Seller's name on Exhibit
3.1 hereto. Each Seller has, and will have at the time of the Closing, good and valid title to the Shares to be sold by such Seller hereunder, free and clear of all Encumbrances. There are no outstanding options or warrants with respect to the capital stock of the Company, nor are there any outstanding securities which are convertible or exchangeable into capital stock of the Company. There are no voting trusts, shareholder agreements or other agreements, instruments or rights of any kind or nature whatsoever outstanding with respect to shares of capital stock of the Company.

      3.2   THE SELLERS' POWER AND AUTHORITY; CONSENTS AND APPROVALS.

            (a) Each Seller has full capacity, right, power and authority to execute and deliver this Agreement and the other agreements, documents and instruments to be executed and delivered by such Seller in connection herewith, to consummate the transactions contemplated hereby and thereby and to perform its, his or her obligations hereunder and thereunder.

            (b) Except as set forth on Schedule 3.2(b) hereto, no authorization, approval or consent of, or notice to or filing or registration with, any governmental agency or body, or any other third party, is required in connection with the execution and delivery by each Seller of this Agreement and the other agreements, documents and instruments to be executed and delivered by each Seller in connection herewith, the consummation of the transactions contemplated hereby and thereby and the performance by each Seller of its, his or her obligations hereunder and thereunder.

      3.3 EXECUTION AND ENFORCEABILITY. This Agreement and the other agreements, documents and instruments to be executed by the Sellers in connection herewith, and the consummation by each Seller of the transactions contemplated hereby and thereby, have been duly authorized, executed and delivered by each Seller and constitute, and the other agreements, documents and instruments contemplated hereby, when executed and delivered by each Seller, shall constitute, the legal, valid and binding obligations of each Seller, enforceable against each such Seller in accordance with their respective terms.

      3.4 LITIGATION REGARDING THE SELLERS. There are no actions, suits, claims, investigations or legal, administrative or arbitration proceedings pending or, to each of the Sellers' knowledge, threatened or probable of assertion, against such Seller relating to the Shares, this Agreement or the transactions contemplated hereby before any court, governmental or administrative agency or other body. None of the Sellers knows of any basis for the institution of any such suit or proceeding. No judgment, order, writ, injunction, decree or other similar command of any court or governmental or administrative agency or other body has been entered against or served upon any Seller relating to the Shares, this Agreement or the transactions contemplated hereby.


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      3.5   INTEREST IN COMPETITORS AND RELATED ENTITIES; CERTAIN TRANSACTIONS.

            (a) Except as set forth on Schedule 3.5 hereto, neither any Seller nor any Affiliate of any Seller (i) has any direct or indirect interest in any person or entity engaged or involved in any business which is similar to or competitive with the Company's business, (ii) has any direct or indirect interest in any person or entity which is a lessor of assets or properties to, material supplier of, or provider of services to, the Company, or (iii) has a beneficial interest in any contract or agreement to which the Company is a party; PROVIDED, HOWEVER, that the foregoing representation and warranty shall not apply to any person or entity, or any interest or agreement with any person or entity, which is a publicly held corporation in which the Sellers, on an aggregate basis, own less than 3% of the issued and outstanding voting stock. For purposes of this Agreement, the term "AFFILIATE" shall mean any entity directly or indirectly controlling, controlled by or under common control with the specified person, whether by stock ownership, agreement or otherwise, or any parent, child or sibling of such specified person and the concept of "CONTROL" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting securities, by contract or otherwise.

            (b) Except as set forth in Schedule 3.5 hereto, there are no transactions between the Company and any of the Sellers (including the Sellers' Affiliates), or any of the directors, officers or salaried employees of the Company, or the family members or Affiliates of any of the above (other than for services as employees, officers and directors), including, without limitation, any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from, any of the Sellers, or any such officer, director or salaried employee, family member, or Affiliate or any corporation, partnership, trust or other entity in which such family member, Affiliate, officer, director or employee has a substantial interest or is a shareholder, officer, director, trustee or partner.

      3.6 THE SELLERS NOT FOREIGN PERSONS. Each Seller is a "United States person" as that term is defined in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the "CODE"), and the regulations promulgated thereunder.

      3.7 ORGANIZATION; GOOD STANDING, ETC. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is not qualified, and the nature of its business does not require it to be qualified, to do business as a foreign corporation in any other jurisdictions.

      3.8 CAPITALIZATION. The authorized capital stock of the Company consists of 245,500 shares of common stock, par value $1.00 per share, of which 245,500 shares are issued and outstanding and constitute all of the Shares. All of the Shares are duly authorized, validly issued, fully paid and non-assessable and are held by the Sellers in the amounts indicated on Exhibit 3.1 hereto. Except as set forth on Schedule 3.8 hereto, there are no preemptive rights, whether at law or otherwise, to purchase any of the securities of the Company, and there are no


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outstanding options, warrants, "phantom" stock plans, subscriptions, agreements, plans or other commitments pursuant to which the Company is or may become obligated to sell or issue any shares of its capital stock or any other debt or equity security, and there are no outstanding securities convertible or exchangeable into shares of such capital stock or any other debt or equity security. There are no voting trusts, shareholder agreements or other agreements, instruments or rights of any kind or nature whatsoever outstanding with respect to shares of capital stock of the Seller.

      3.9 SUBSIDIARIES AND INVESTMENTS. The Company does not own or maintain, directly or indirectly, any capital stock of or other equity or ownership or proprietary interest in any other corporation, partnership, association, trust, joint venture or other entity and does not have any commitment to contribute to the capital of, make loans to, or share in the losses of, any such entity.

      3.10 NO VIOLATION; CONFLICTS. Except as set forth on Schedule 3.10 hereto, the execution and delivery by the Sellers and the Company of this Agreement and the other agreements, documents and instruments to be executed and delivered by the Sellers in connection herewith, the consummation by the Sellers of the transactions contemplated hereby and thereby and the performance by the Sellers of their respective obligations hereunder and thereunder do not and will not (a) conflict with or violate any of the terms of the Articles of Incorporation or By-Laws of the Company, (b) violate or conflict with any law, ordinance, rule or regulation, or any judgment, order, writ, injunction, decree or similar command of any court, administrative or governmental agency or other body, applicable to the Company, (c) violate or conflict with the terms of, or result in the acceleration of, any indebtedness or obligation of the Company under, or violate or conflict with or result in a breach of, or constitute a default under, any indenture, mortgage, deed of trust, agreement or instrument to which the Company is a party or by which the Company or any of its assets or properties is bound or affected, (d) result in the creation or imposition of any Encumbrance of any nature upon any of the assets or properties of the Company, (e) constitute an event permitting termination of any material agreement, license or other right of the Company, or (f) require any authorization, approval or consent of, or any notice to or filing or registration with, any governmental agency or body, or any other third party, applicable to the Company or any of its properties or assets.

      3.11 TITLE TO ASSETS; RELATED MATTERS. The Company has good and valid title to all assets, rights, interests and other properties, real, personal and mixed, tangible and intangible, owned by it, other than the Distributed Assets (collectively, the "ASSETS"), free and clear of all Encumbrances, except those specified on Schedule 3.11 and liens for taxes not yet due and payable. The Assets (a) include all properties and assets (real, personal and mixed, tangible and intangible) owned by the Company and used or held for use in the conduct of its business; and (b) do not include (i) any contracts for future services, prepaid items or deferred charges the full value or benefit of which will not be usable by or transferrable to the Buyer, or (ii) any goodwill, organizational expense or other similar intangible asset.

      3.12 POSSESSION. The tangible assets included within the Assets are in the possession or control of the Company and no other person or entity has a right to possession or claims possession of all or any part of such Assets, except the rights of lessors of Leased Equipment and

Leased Premises (each as defined in Section 3.16 hereof) under their respective contracts and leases.

      3.13  FINANCIAL STATEMENTS.

            (a) The Sellers have delivered to the Buyer prior to the date hereof:

                  (i) the unaudited balance sheet of the Company as of December 31, 1997 and December 31, 1998 and the related unaudited statements of income for the fiscal years then ended (including the notes thereto and any other information included therein) (collectively, the "ANNUAL FINANCIAL STATEMENTS"); and

                  (ii) the most recent unaudited balance sheet of the Company and the related unaudited statements of income for the year-to-date period then ended, as certified by the Company's President (collectively, the "INTERIM FINANCIAL STATEMENTS"; the Annual Financial Statements and the Interim Financial Statements are hereinafter collectively referred to as the "FINANCIAL STATEMENTS").

            (b) The Financial Statements are in accordance with the books and records of the Company, which books and records are true, correct and complete, in all material respects. The Financial Statements have been prepared in accordance with the Manufacturer's published accounting manual and generally accepted industry accounting standards, each consistently applied. Each balance sheet included in the Financial Statements fairly presents the financial condition of the Company as of the date thereof, and each related statement of income included in the Financial Statements fairly presents the results of the operations of the Company for the period indicated, all in accordance with the Manufacturer's published accounting manual and generally accepted industry accounting standards, each consistently applied. Except as set forth on Schedule 3.13(b), to the knowledge of the Sellers, the Financial Statements contain adequate reserves for all reasonably anticipated claims relating to matters with respect to which the Company is self-insured.

      3.14 ACCOUNTS RECEIVABLE. All accounts receivable of the Company are collectible at the aggregate recorded amounts thereof, subject to the reserve for doubtful accounts maintained by the Company in the ordinary course of business, and are not subject to any known counterclaims or setoffs. An adequate reserve for doubtful accounts for the Company has been established and such reserve is consistent with the operation of the Company in both the ordinary course of business and past practice.

      3.15 INVENTORIES. All inventories of the Company consist of items of a quality and quantity usable and saleable in the ordinary course of business of the Company, and the levels of inventories are consistent with the levels maintained by the Company in the ordinary course consistent with past practice and the Company's obligations under its agreements with the Manufacturer and all applicable distributors. The values at which such inventories are carried are based on the FIFO method and are stated in accordance with GAAP by the Sellers at the lower of historic cost or market. An adequate reserve has been established by the Company for damaged, spoiled, obsolete, defective, or slow-moving goods and such reserve is consistent with both the operation of the Company in the ordinary course of business and past practice.

      3.16  REAL PROPERTY; MACHINERY AND EQUIPMENT.

            (a) OWNED REAL PROPERTY. Schedule 3.16(a) hereto contains a complete list and brief description of all real property (including leasehold improvements) owned by the Company and a summary description of the improvements (including buildings and other structures) located thereon (collectively, the "OWNED REAL PROPERTY"). True and correct copies of the deeds with respect to the Owned Real Property have been delivered to the Buyer. The Company is the sole owner of the Owned Real Property and holds the Owned Real Property in fee simple or its equivalent under local law, free and clear of all building use restrictions, exceptions, variances, limitations or other title defects of any nature whatsoever, except those set forth in Schedule 3.16(a) hereto (the "PERMITTED ENCUMBRANCES"). There are no leases, written or oral, affecting all or any part of the Owned Real Property. The only real property (other than the Leased Premises) used by the Company in connection with the Company's business is the Owned Real Property. The Owned Real Property (including, without limitation, the roof, the walls and all plumbing, wiring, electrical, heating, air conditioning, fire protection and other systems, as well as all paved areas, included therein or located thereat) is in good working order, condition and repair and is not in need of maintenance or repairs except for maintenance and repairs which are routine, ordinary and not material in nature or cost.

            (b) LEASED PREMISES. Schedule 3.16(b)(i) hereto contains a complete list and description (including buildings and other structures thereon and the name of the owner thereof) of all real property of which the Company is a tenant (herein collectively referred to as the "LEASED PREMISES," and, together with the Owned Real Property, sometimes collectively referred to as the "REAL PROPERTY"). True, correct and complete copies of all leases of all Leased Premises (the "LEASES") have been delivered to the Buyer. Except as provided in
Schedule 3.16(b)(ii), the Leased Premises (including, without limitation, the roof, the walls and all plumbing, wiring, electrical, heating, air conditioning, fire protection and other systems, as well as all paved areas, included therein or located thereat) are in good working order, condition and repair and are not in need of maintenance or repairs except for maintenance and repairs which are routine, ordinary and not material in nature or cost. With respect to each Lease, no event or condition currently exists which would give rise to a material repair or restoration obligation if such Lease were to terminate. The Sellers have no knowledge of any event or condition which currently exists which would create a legal or other impediment to the use of the Leased Premises as currently used, or would increase the additional charges or other sums payable by the tenant under any of the Leases (including, without limitation, any pending tax reassessment or other special assessment affecting the Leased Premises).

            (c) CLAIMS. There has been no work performed, services rendered or materials furnished in connection with repairs, improvements, construction, alteration, demolition or similar activities with respect to the Real Property for at least ninety (90) days before the date hereof; there are no outstanding claims or persons entitled to any claim or right to a claim for a mechanics' or materialman's lien against the Real Property; and there is no person or entity other than the Company in or entitled to possession of the Real Property.

            (d) EASEMENTS, ETC. The Company has all easements and rights, including, but not limited to, easements for power lines, water lines, sewers, roadways and other means of ingress and egress, necessary to conduct the business the Company now conducts, all such easements and rights are perpetual, unconditional appurtenant rights to the Real Property, and none of such easements or rights are subject to any forfeiture or divestiture rights. Insofar as the representations and warranties in this Subsection are made with respect to the Leased Premises, they are made to the Sellers' knowledge.

            (e) CONDEMNATION. Neither the whole nor any portion of any of the Real Property has been condemned, expropriated, ordered to be sold or otherwise taken by any public authority, with or without payment or compensation therefor, and the Sellers do not know of any such condemnation, expropriation, sale or taking, or have any grounds to anticipate that any such condemnation, expropriation, sale or taking is threatened or contemplated. The Sellers have no knowledge of any pending assessments which would affect the Real Property.

            (f) ZONING, ETC. None of the Real Property is in violation of any public or private restriction or any federal, state or local laws, rules, ordinances, codes or regulations, including without limitation, any building, zoning, health, safety, or fire laws, rules, ordinances, codes or regulations, and no notice from any governmental body has been served upon the Company or upon any of the Real Property claiming any violation of any such law, ordinance, code or regulation or requiring or calling to the attention of the Company the need for any work, repair, construction, alterations or installation on or in connection with said properties which has not been complied with. All improvements which comprise a part of the Real Property are located within the record lines of the Real Property and none of the improvements located on the Real Property encroach upon any adjoining property or any easements or rights of way and no improvements located on any adjoining property encroach upon any of the Real Property or any easements or rights of way servicing the Real Property.

            (g) OWNED EQUIPMENT. Schedule 3.16(g) hereto sets forth a list of all material machinery, equipment, motor vehicles, furniture and fixtures owned by the Company (collectively, the "OWNED EQUIPMENT").

            (h) LEASED EQUIPMENT. Schedule 3.16(h) hereto contains a list of all leases or other agreements, whether written or oral, under which the Company is lessee of or holds or operates any items of machinery, equipment, motor vehicles, furniture and fixtures or other property (other than real property) owned by any third party (collectively, the "LEASED EQUIPMENT").

            (i) MAINTENANCE OF EQUIPMENT. The Owned Equipment and the Leased Equipment are in good operating condition, maintenance and repair in accordance with industry standards taking into account the age thereof.

      3.17  PATENTS; TRADEMARKS; TRADE NAMES; COPYRIGHTS; LICENSES, ETC.

            (a) Except as set forth on Schedule 3.17 hereto, there are no patents, trademarks, trade names, service marks, service names and copyrights, and there are no applications therefor or licenses thereof, inventions, trade secrets, computer software, logos, slogans, proprietary processes and formulae or other proprietary information, know-how and intellectual property rights, whether patentable or unpatentable, that are owned or leased by the

Company or used in the conduct of the Company's business. The Company is not a party to, and the Company pays no royalty to anyone under, any license or similar agreement. There is no existing claim, or, to the knowledge of the Sellers, any basis for any claim, against the Company that any of its operations, activities or products infringe the patents, trademarks, trade names, copyrights or other property rights of others or that the Company is wrongfully or otherwise using the property rights of others. There is no existing claim, or, to the knowledge of the Sellers, any basis for any claim, by the Company against any third party that the operations, activities or products of such third party infringe the patents, trademarks, trade names, copyrights or other property rights of the Company or that such other third party is wrongfully or otherwise using the property rights of the Company.

            (b) The Company has the right to use the name Riverside Nissan in the State of Oklahoma and, to the knowledge of the Sellers, no person uses, or has the right to use, such name or any derivation thereof in connection with the manufacture, sale, marketing or distribution of products or services commonly associated with an automobile dealership.

      3.18  CERTAIN LIABILITIES.

            (a) All accounts payable by the Company to third parties as of the date hereof arose in the ordinary course of business and none are delinquent or past-due.

            (b) Schedule 3.18 hereto sets forth a list of all indebtedness of the Company, other than accounts payable, as of the close of business on the day preceding the date hereof, including, without limitation, money borrowed, indebtedness of the Company owed to stockholders and former stockholders, the deferred purchase price of assets, letters of credit and capitalized leases, indicating, in each case, the name or names of the lender, the date of maturity, the rate of interest, any prepayment penalties or premiums and the unpaid principal amount of such indebtedness as of such date.

      3.19 NO UNDISCLOSED LIABILITIES. The Company has no material liabilities or obligations of any nature, known or unknown, fixed or contingent, matured or unmatured, other than those (a) reflected in the Financial Statements, (b) incurred in the ordinary course of business since the date of the Financial Statements and of the type and kind reflected in the Financial Statements, or
(c) disclosed specifically on Schedule 3.19 hereto or otherwise reasonably disclosed in this Agreement or the other schedules hereto.

      3.20 ABSENCE OF CHANGES. Since December 31, 1998, the business of the Company has been operated in the ordinary course, consistent with past practices and, except as set forth on Schedule 3.20 hereto, there has not been incurred, nor has there occurred: (a) any damage, destruction or loss (whether or not covered by insurance), adversely affecting the business or assets of the Company in excess of $50,000; (b) any strikes, work stoppages or other labor disputes involving the employees of the Company; (c) any sale, transfer, pledge or other disposition of any of the assets of the Company having an aggregate book value of $50,000 or more (except sales of vehicles and parts inventory in the ordinary course of business); (d) any declaration or payment of any dividend or other distribution in respect of its capital stock or any redemption, repurchase or other acquisition of its capital stock; (e) any amendment, termination, waiver or cancellation of any Material Agreement (as defined in Section 3.29 hereof) or any termination, amendment, waiver or cancellation of any material right or claim of the Company under any Material Agreement (except in each case in the ordinary course of business and consistent with past practice); (f) any (1) general uniform increase in the compensation of the employees of the Company (including, without limitation, any increase pursuant to any bonus, pension, profit-sharing, deferred compensation or other plan or commitment), (2) increase in any such compensation payable to any individual officer, director, consultant or agent thereof, or (3) loan or commitment therefor made by the Company to any officer, director, stockholder, employee, consultant or agent of the Company; (g) any change in the accounting methods, procedures or practices followed by the Company or any change in depreciation or amortization policies or rates theretofore adopted by the Company; (h) any material change in policies, operations or practices of the Company with respect to business operations followed by the Company, including, without limitation, with respect to selling methods, returns, discounts or other terms of sale, or with respect to the policies, operations or practices of the Company concerning the employees of the Company; (i) any capital appropriation or expenditure or commitment therefor on behalf of the Company in excess of $50,000 individually or $100,000 in the aggregate; (j) any write-down or write-up of the value of any inventory or equipment of the Company or any increase in inventory levels in excess of historical levels for comparable periods; (k) any account receivable in excess of $50,000 or note receivable in excess of $50,000 owing to the Company which
(1) has been written off as uncollectible, in whole or in part, (2) has had asserted against it any claim, refusal or right of setoff, or (3) the account or note debtor has refused to, or threatened not to, pay for any reason, or such account or note debtor has become insolvent or bankrupt; (l) any other change in the condition (financial or otherwise), business operations, assets, earnings, business or prospects of the Company which has, or could reasonably be expected to have, a material adverse effect on the assets, business or operations of the Company; or (m) any agreement, whether in writing or otherwise, for the Company to take any of the actions enumerated in this Section 3.20.

      3.21  TAX MATTERS.

            (a) All federal, state and local tax returns and tax reports required as of the date hereof to be filed by the Company for taxable periods ending prior to the date hereof have been duly and timely filed prior to the due date thereof (as such due date may have been lawfully extended) by the Company with the appropriate governmental agencies, and all such returns and reports are true, correct and complete.

            (b) All federal, state and local income, profits, franchise, sales, use, occupation, property, excise, payroll, withholding, employment, estimated and other taxes of any nature, including interest, penalties and other additions to such taxes ("TAXES"), payable by, or due from, the Company for all periods prior to the date hereof have been fully paid or adequately reserved for by the Company or, with respect to Taxes required to be accrued, the Company has properly accrued or will properly accrue such Taxes in the ordinary course of business consistent with past practice of the Company.

           (c) The federal and state income tax returns of the Company have been audited by the Internal Revenue Service ("IRS") or are closed by the applicable statutes of limitations for all taxable years through 1995. Except as set forth on Schedule 3.21 hereto, the Company has not received any notice of any assessed or proposed claim or deficiency against it in respect of, or of any present dispute between it and any governmental agency concerning, any Taxes. Except as set forth on Schedule 3.21 hereto, no examination or audit of any tax return or report of the Company by any applicable taxing authority is currently in progress and there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return or report of the Company. Copies of all federal, state and local tax returns and reports required to be filed by the Company for the years ended 1998, 1997, 1996, 1995, 1994 and 1993, together with all schedules and attachments thereto, have been delivered by the Sellers to the Buyer.

            (d) The Company is not now, nor has it ever been, a member of a consolidated group for federal income tax purposes or a consolidated, combined or similar group for state tax purposes. No consent under Code Section 341 has been made affecting the Company. The Company is not a party to any agreement or arrangement that would result in the payment of any "excess parachute payments" under Code Section 280G. The Company is not required to make any adjustment under Code Section 481(a). No power of attorney relating to Taxes is currently in effect affecting the Company.

      3.22 COMPLIANCE WITH LAWS, ETC. The Company has conducted its operations and business in compliance with, and all of the Assets (including all of the Real Property) comply with, (i) all applicable laws, rules, regulations and codes (including, without limitation, any laws, rules, regulations and codes relating to anticompetitive practices, contracts, discrimination, employee benefits, employment, health, safety, fire, building and zoning, but excluding Environmental Laws which are the subject of Section 3.36 hereof) and (ii) all applicable orders, rules, writs, judgments, injunctions, decrees and ordinances. The Company has not received any notification of any asserted present or past failure by it to comply with such laws, rules or regulations, or such orders, writs, judgments, injunctions, decrees or ordinances. Set forth on Schedule 3.22 hereto are all orders, writs, judgments, injunctions, decrees and other awards of any court or governmental agency applicable to the Company and/or its business or operations. The Sellers have delivered to the Buyer copies of all reports, if any, of the Company required to be submitted under the Federal Occupational Safety and Health Act of 1970, as amended, and under all other applicable health and safety laws and regulations. The deficiencies, if any, noted on such reports have been corrected by the Company and any deficiencies noted by inspection through the Closing Date will have been corrected by the Company by the Closing Date.

      3.23 LITIGATION REGARDING THE COMPANY. Except as set forth on Schedule
3.23 hereto, there are no actions, suits, claims, investigations or legal, administrative or arbitration proceedings pending, or, to the Sellers' knowledge, threatened or probable of assertion, against the Company or relating to any of its assets, business or operations or the transactions contemplated by this Agreement, and the Sellers do not know of any basis for the institution of any such suit or proceeding. All actions, suits or proceedings pending, or, to the knowledge of the Sellers, threatened against or affecting the Company are covered in full by insurance, without any reservation of rights, subject only to the payment of applicable deductibles. No order, writ, judgment, injunction, decree or similar command of any court or any governmental or administrative agency or other body has been entered against or served upon the Company relating to the Company or any of its assets, business or operations.

      3.24 PERMITS, ETC. Set forth on Schedule 3.24 hereto is a list of all governmental licenses, permits, approvals, certificates of inspection and other authorizations, filings and registrations that are necessary for the Company to own and operate its business as presently conducted (collectively, the "PERMITS"). All such Permits have been duly and lawfully secured or made by the Company and are in full force and effect. There is no proceeding pending, or, to the Sellers' knowledge, threatened or probable of assertion, to revoke or limit any such Permit. Except as set forth on Schedule 3.24 hereto, none of the transactions contemplated by this Agreement will terminate, violate or limit the effectiveness of any such Permit.

      3.25 EMPLOYEES; LABOR RELATIONS. As of the date hereof, the Company employs a total of approximately 95 employees. As of the date hereof: (a) the Company is not delinquent in the payment (i) to or on behalf of its past or present employees of any wages, salaries, commissions, bonuses, benefit plan contributions or other compensation for all periods prior to the date hereof, or
(ii) of any amount which is due and payable to any state or state fund pursuant to any workers' compensation statute, rule or regulation or any amount which is due and payable to any workers' compensation claimant; (b) there are no collective bargaining agreements currently in effect between the Company and labor unions or organizations representing any employees of the Company; (c) no collective bargaining agreement is currently being negotiated by the Company;
(d) to the knowledge of the Sellers, there are no union organizational drives in progress and there has been no formal or informal request to the Company for collective bargaining or for an employee election from any union or from the National Labor Relations Board; and (e) no dispute exists between the Company and any of its sales representatives or, to the knowledge of the Sellers, between any such sales representatives with respect to territory, commissions, products or any other terms of their representation.

      3.26 COMPENSATION. Schedule 3.26 contains a schedule of all employees (including sales representatives) and consultants of the Company whose individual cash compensation for the year ended December 31, 1998, is in excess of $100,000, together with the amount of total compensation paid to each such person for the twelve month period ended December 31, 1998 and the current aggregate base salary or hourly rate (including any bonus or commission) for each such person.

      3.27  EMPLOYEE BENEFITS.

            (a) The Sellers have listed on Schedule 3.27 and have delivered to the Buyer true and complete copies of all Employee Plans (as defined below) and related documents, established, maintained or contributed to by the Company (which shall include for this purpose and for the purpose of all of the representations in this Section 3.27, the Sellers and all employers, whether or not incorporated, that are treated together with the Company as a single employer within the meaning of Section 414 of the Code). The term "EMPLOYEE PLAN" shall include all plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and also shall include, without limitation, any deferred compensation, stock, employee or retiree pension benefit, welfare benefit or other similar fringe or employee benefit plan, program, policy, contract or arrangement, written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, covering employees or former employees of the Company and maintained or contributed to by the Company.

            (b) Where applicable, each Employee Plan (i) has been administered in material compliance with the terms of such Employee Plan and the requirements of ERISA, the Code and all other applicable laws; and (ii) is in material compliance with the reporting and disclosure requirements of ERISA and the Code. The Company neither maintains nor contributes to, and has never maintained or contributed to, an Employee Plan subject to Title IV of ERISA or a "multiemployer plan." There are no facts relating to any Employee Plan that (i) have resulted in a "prohibited transaction" of a material nature or have resulted or is reasonably likely to result in the imposition of a material excise tax, penalty or liability pursuant to Section 4975 of the Code, (ii) have resulted in a material breach of fiduciary duty or violation of Part 4 of Title I of ERISA, or (iii) have resulted or is reasonably likely to result in any material liability (whether or not asserted as of the date hereof) of the Company or any ERISA affiliate pursuant to Section 412 of the Code arising under or related to any event, act or omission occurring on or prior to the date hereof. Each Employee Plan that is intended to qualify under Section 401(a) or to be exempt under Section 501(c) of the Code is so qualified or exempt as of the date hereof in each case as such Employee Plan has received favorable determination letters from the Internal Revenue Service with respect thereto. To the knowledge of the Sellers, the amendments to and operation of any Employee Plan subsequent to the issuance of such determination letters do not adversely affect the qualified status of any such Employee Plan. No Employee Plan has an "accumulated funding deficiency" as of the date hereof, whether or not waived, and no waiver has been applied for. The Company has not made any promises or incurred any liability under any Employee Plan or otherwise to provide health or other welfare benefits to current or future retirees or other former employees of the Company, except as specifically required by law. There are no pending or, to the best knowledge of the Sellers, threatened, claims (other than routine claims for benefit) or lawsuits with respect to the Company's Employee Plans. As used in this Section 3.27, all technical terms enclosed in quotation marks shall have the meaning set forth in ERISA or the Code, as the case may be.

      3.28 POWERS OF ATTORNEY. There are no persons, firms, associations, corporations or business organizations or entities holding general or special powers of attorney from the Company.

      3.29  MATERIAL AGREEMENTS.

            (a) LIST OF MATERIAL AGREEMENTS. Set forth on Schedule 3.29(a) hereto is a list or, where indicated, a brief description of all leases and all other contracts, agreements, documents, instruments, guarantees, plans, understandings or arrangements, written or oral, which are material to the Company or its business or assets (collectively, the "MATERIAL AGREEMENTS"). True copies of all written Material Agreements and written summaries of all oral Material Agreements described or required to be described on Schedule 3.29(a) have been furnished to the Buyer.

            (b) PERFORMANCE, DEFAULTS, ENFORCEABILITY. The Company has in all material respects performed all of its obligations required to be performed by it to the date hereof, and is not in default or alleged to be in default in any material respect, under any Material Agreement, and there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default. To the knowledge of the Sellers, no other party to any Material Agreement is in default in any material respect of any of its obligations thereunder. Each of the

Material Agreements is valid and in full force and effect and enforceable against the parties thereto in accordance with their respective terms, and, except as set forth in Schedule 3.29(b) hereto, the consummation of the transactions contemplated by this Agreement will not (i) require the consent of any party thereto or (ii) constitute an event permitting termination thereof.

      3.30 BROKERS' OR FINDERS' FEES, ETC. No agent, broker, investment banker, person or firm acting on behalf of the Company or any of the Sellers or any person, firm or corporation affiliated with any of the Sellers or under their authority is or will be entitled to any brokers' or finders' fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with the sale of the Shares contemplated hereby, other than Ben Hicks & Associates, Inc., which such fee or commission the entire cost of which will be borne by the Sellers.

      3.31 BANK ACCOUNTS, CREDIT CARDS, SAFE DEPOSIT BOXES AND CELLULAR TELEPHONES. Schedule 3.31 hereto lists all bank accounts, credit cards and safe deposit boxes in the name of, or controlled by, the Company, and all cellular telephones provided and/or paid for by the Company, and details about the persons having access to or authority over such accounts, credit cards, safe deposit boxes and cellular telephones.

      3.32  INSURANCE.

            (a) Schedule 3.32(a) hereto contains a list of all policies of liability, theft, fidelity, life, fire, product liability, workmen's compensation, health and any other insurance and bonds maintained by, or on behalf of, the Company on their respective properties, operations, inventories, assets, business or personnel (specifying the insurer, amount of coverage, type of insurance, policy number and any pending claims in excess of $5,000 thereunder). Each such insurance policy identified therein is and shall remain in full force and effect on and as of the Closing Date and the Company is not in default with respect to any provision contained in any such insurance policy and has not failed to give any notice or present any material claim under any such insurance policy in a due and timely fashion. The insurance maintained by, or on behalf of, the Company is adequate in accordance with the standards of business of comparable size in the location and industry in which the Company operates and no notice of cancellation or termination has been received with respect to any such policy. The Company has not, during the last three (3) fiscal years, been denied or had revoked or rescinded any policy of insurance.

            (b) Set forth on Schedule 3.32(b) hereto is a summary of information pertaining to material property damage and personal injury claims in excess of $5,000 against the Company during the past five (5) years, all of which are fully satisfied or are being defended by the insurance carrier and involve no exposure to the Company.

      3.33 WARRANTIES. Set forth on Schedule 3.33 hereto are descriptions or copies of the forms of all express warranties and disclaimers of warranty made by the Company (separate and distinct from any applicable manufacturers', suppliers' or other third-parties' warranties or disclaimers of warranties) during the past five (5) years to customers or users of the vehicles, parts, products or services of the Company. There have been no breach of warranty or breach of representation claims against the Company during the past five (5) years which have resulted in any cost, expenditure or exposure to the Company of more than $50,000 individually or in the aggregate.

      3.34 DIRECTORS AND OFFICERS. Set forth on Schedule 3.34 hereto is a true and correct list of the names and titles of each director and officer of the Company.

      3.35 SUPPLIERS AND CUSTOMERS. The Company is not required to provide bonding or any other security arrangements in connection with any transactions with any of its respective customers and suppliers. To the knowledge of the Sellers, no such supplier, customer or creditor intends or has threatened, or reasonably could be expected, to terminate or modify any of its relationships with the Company.

      3.36  ENVIRONMENTAL MATTERS.

            (a) For purposes of this Section 3.36, the following terms shall have the following meaning: (i) "ENVIRONMENTAL LAW" means all present and future federal, state and local laws, statutes, regulations, rules, ordinances and common law, and all judgments, decrees, orders, agreements, or permits, issued, promulgated, approved or entered thereunder by any government authority relating to pollution, Hazardous Materials, worker safety or protection of human health or the environment; (ii) "HAZARDOUS MATERIALS" means any waste, pollutant, chemical, hazardous material, hazardous substance, toxic substance, hazardous waste, special waste, solid waste, asbestos, radioactive materials, polychlorinated biphenyls, petroleum or petroleum-derived substance or waste (regardless of specific gravity), or any constituent or decomposition product of any such pollutant, material, substance or waste, including, but not limited to, any hazardous substance or constituent contained within any waste and any other pollutant, material, substance or waste regulated under or as defined by any Environmental Law.

            (b) The Company has obtained all permits, licenses and other authorizations or approvals required under Environmental Laws for the conduct and operation of the Assets and the business of the Company ("ENVIRONMENTAL PERMITS"). All such Environmental Permits are in good standing, the Company is and has been in compliance in all material respects with the terms and conditions of all such Environmental Permits, and no appeal or any other action is pending or threatened to revoke any such Environmental Permit.

            (c) The Company and its business, operations and assets are and have been in compliance in all material respects with all Environmental Laws.

            (d) Neither the Company nor any of the Sellers has received any written or oral order, notice, complaint, request for information, claim, demand or other communication from any government authority or other person, whether based in contract, tort, implied or express warranty, strict liability, or any other common law theory, or any criminal or civil statute, arising from or with respect to (i) the presence, release or threatened release of any Hazardous Material or any other environmental condition on, in or under the Real Property or any other property formerly owned, used or leased by the Company, (ii) any other circumstances forming the basis of any actual or alleged violation by the Company or the Sellers of any Environmental Law or any liability of the Company or the Sellers under any Environmental Law, (iii) any remedial or removal action required to be taken by the Company or the Sellers under any Environmental Law, or (iv) any harm, injury or damage to real or personal property, natural resources, the environment or any person alleged to have resulted from the foregoing, nor are the Sellers aware of any facts which might reasonably give rise to such notice or communication. Neither the Company nor any of the Sellers has entered into any agreements concerning any removal or remediation of Hazardous Materials.

            (e) No lawsuits, claims, civil actions, criminal actions, administrative proceedings, investigations or enforcement or other actions are pending or threatened under any Environmental Law with respect to the Company, the Sellers or the Real Property.

            (f) No Hazardous Materials are or have been released, discharged, spilled or disposed of or have migrated onto, the Real Property or any other property previously owned, operated or leased by the Company, and no environmental condition exists (including, without limitation, the presence, release, threatened release or disposal of Hazardous Materials) related to the Real Property, to any property previously owned, operated or leased by the Company, or to the Company's past or present operations, which would constitute a violation of any Environmental Law or otherwise give rise to costs, liabilities or obligations under any Environmental Law.

            (g) Neither the Company or the Sellers, nor, to the knowledge of the Sellers, any of their respective predecessors in interest, has transported or disposed of, or arranged for the transportation or disposal of, any Hazardous Materials to any location (i) which is listed on the National Priorities List, the CERCLIS list under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any similar federal, state or local list, (ii) which is the subject of any federal, state or local enforcement action or other investigation, or (iii) about which the Company or the Sellers has received or has reason to expect to receive a potentially responsible party notice or other notice under any Environmental Law.

            (h) No environmental lien has attached or is threatened to be attached to the Real Property.

            (i) No employee of the Company in the course of his or her employment with the Company has been exposed to any Hazardous Materials or other substance, generated, produced or used by the Company which could give rise to any claim (whether or not such claim has been asserted) against the Company.

            (j) Except as set forth on Schedule 3.36 hereto, the Real Property does not contain any: (i) septic tanks into which process wastewater or any Hazardous Materials have been disposed; (ii) asbestos; (iii) polychlorinated biphenyls (PCBs); (iv) underground injection or monitoring wells; or (v) underground storage tanks.

            (k) Except as set forth on Schedule 3.36, there have been no environmental studies or reports made relating to the Real Property or any other property or facility previously owned, operated or leased by the Company.

            (l) The Company has not agreed to assume, defend, undertake, guarantee, or provide indemnification for, any liability, including, without limitation, any obligation for corrective or remedial action, of any other person or entity under any Environmental Law for environmental matters or conditions.

      3.37  [INTENTIONALLY DELETED]

      3.38 BUSINESS GENERALLY. None of the Sellers is aware of the existence of any conditions, including, without limitation, any actual or potential competitive factors in the markets in which the Company participates, which have not been disclosed in writing to the Buyer and which could reasonably be expected to have a material adverse effect on the business and operations of the Company, other than general business and economic conditions generally affecting the industry and markets in which the Company participates.

      3.39 MANUFACTURER COMMUNICATIONS. Except as set forth on Schedule 3.39, the Manufacturer has not (a) notified the Sellers of any deficiency in dealership operations, including, but not limited to, the following areas: (i) brand imaging, (ii) facility conditions, (iii) sales efficiency, (iv) customer satisfaction, (v) warranty work and reimbursement, or (vi) sales incentives; (b) otherwise advised the Sellers of a present or future need for facility improvements or upgrades in connection with the Company's business; or (c) notified the Sellers of the awarding or possible awarding of its franchise to an entity or entities other than the Company in the Metropolitan Statistical Area in which the Company operates.

      3.40 MISSTATEMENTS AND OMISSIONS. No representation and warranty by the Sellers contained in this Agreement, and no statement contained in any certificate or Schedule furnished or to be furnished by the Sellers to the Buyer in connection with this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make such representation and warranty or such statement not misleading.


                                   ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF THE BUYER

      The Buyer hereby represents and warrants to the Sellers as follows:

      4.1 ORGANIZATION AND GOOD STANDING. The Buyer is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware.

      4.2   BUYER'S POWER AND AUTHORITY; CONSENTS AND APPROVALS.

            (a) The Buyer has, or will have prior to Closing, all requisite corporate power and authority to execute and deliver this Agreement and the other agreements, documents and instruments to be executed and delivered by the Buyer in connection herewith, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder.

            (b) Except as set forth in Schedule 4.2(b) hereto, no authorization, approval or consent of, or notice to or filing or registration with, any governmental agency or body, or any other third party, is required in connection with the execution and delivery by the Buyer of this Agreement and the other agreements, documents and instruments to be executed by the Buyer in connection herewith, the consummation by the Buyer of the transactions contemplated hereby or thereby or the performance by the Buyer of its obligations hereunder and thereunder.

      4.3 EXECUTION AND ENFORCEABILITY. This Agreement and the other agreements, documents and instruments to be executed and delivered by the Buyer in connection herewith, and the consummation by the Buyer of the transactions contemplated hereby and thereby, have been, or will be prior to Closing, duly and validly authorized, executed and delivered by all necessary corporate action on the part of the Buyer and this Agreement constitutes, and the other agreements, documents and instruments to be executed and delivered by the Buyer in connection herewith, when executed and delivered by the Buyer, shall constitute the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except to the extent that enforceability may be limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditor's rights generally and general equity principles.

      4.4 LITIGATION REGARDING BUYER. There are no actions, suits, claims, investigations or legal, administrative or arbitration proceedings pending or, to the Buyer's knowledge, threatened or probable of assertion against the Buyer relating to this Agreement or the transactions contemplated hereby before any court, governmental or administrative agency or other body, and no judgment, order, writ, injunction, decree or other similar command of any court or governmental or administrative agency or other body has been entered against or served upon the Buyer relating to this Agreement or the transactions contemplated hereby.

      4.5 NO VIOLATION; CONFLICTS. The execution and delivery by the Buyer of this Agreement and the other agreements, documents and instruments to be executed and delivered by the Buyer in connection herewith, the consummation by the Buyer of the transactions contemplated hereby and thereby and the performance by the Buyer of its obligations hereunder and thereunder do not and will not (a) conflict with or violate any of the terms of the Certificate of Incorporation or By-Laws of the Buyer, or (b) violate or conflict with any domestic law, ordinance, rule or regulation, or any judgement, order, writ, injunction or decree of any court, administrative or governmental agency or other body, material to the Buyer.

      4.6 BROKERS' OR FINDERS' FEES, ETC. No agent, broker, investment banker, person or firm acting on behalf of the Buyer or any person, firm or corporation affiliated with the Buyer or under its authority is or will be entitled to any brokers' or finders' fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with the sale of the Shares contemplated hereby.

      4.7 MISSTATEMENTS AND OMISSIONS. No representation and warranty by the Buyer contained in this Agreement, and no statement contained in any certificate or Schedule furnished or to be furnished by the Buyer to the Sellers in connection with this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make such representation and warranty or such statement not misleading.

                                   ARTICLE 5
                     PRE-CLOSING COVENANTS OF THE SELLERS

      The Sellers hereby jointly and severally covenant and agree that, from and after the date hereof until the Closing:

      5.1   PROVIDE ACCESS TO INFORMATION; COOPERATION WITH BUYER.

            (a) ACCESS. As promptly as possible after the date hereof, the Sellers shall deliver to the Buyer all of the due diligence materials described on Schedule 5.1 hereto. The Sellers shall afford, and cause the Company to afford, to the Buyer, its employees, attorneys, accountants, and representatives free and full access at all reasonable times, and upon reasonable prior notice, to the properties, books and records of the Company, and to interview personnel, suppliers and customers of the Company, in order that the Buyer may have a full opportunity to make such investigation (including the Environmental Audit contemplated by Section 5.11 below) as it shall reasonably desire of the assets, businesses and operations of the Company (including, without limitation, any appraisals or inspections thereof), and provide to the Buyer and its representatives, including, without limitation, the aforementioned individuals, such additional financial and operating data and other information as to the businesses and properties of the Company as the Buyer shall from time to time reasonably request. The contact person(s) at the Seller for purposes of arranging such access and requesting such additional information are Bob Hurley and David Hudiburg.

            (b) COOPERATION IN OBTAINING MANUFACTURER APPROVAL; PARTS RETURN. The Sellers shall promptly notify the Manufacturer of the execution and delivery of this Agreement, and thereafter shall use reasonable best efforts in cooperating with the Buyer in the preparation of and delivery to the Manufacturer, as soon as practicable after the date hereof, of applications and any other information necessary to obtain the Manufacturer's consent to or the approval of the transactions contemplated by this Agreement. At the request of the Buyer, the Sellers shall use their reasonable best efforts to assist the Buyer in effecting any one-time parts return offered by the Manufacturer, and will promptly pay over to the Buyer any monies received from the Manufacturer related thereto. For purposes of the Buyer's application to the Manufacturer, as contemplated by Section 7.10 below, the address of the Manufacturer and the relevant contact person at the Manufacturer are: Michael R. Liddell (Dealer Operations Manager) and Mark Igo (Regional Vice President) at 4400 Regent Boulevard, Irving, Texas 75063 (Post Office Box 167728, Irving, Texas 75016). The contact person at the Company for purposes of requests by the Buyer for such assistance are Bob Hurley and David Hudiburg.

      5.2 OPERATION OF BUSINESSES OF THE COMPANY. The Sellers shall cause the Company to (a) maintain its corporate existence in good standing, (b) operate its business substantially as presently operated and only in the ordinary course and consistent with past operations and its obligations under any existing agreements with all applicable automobile manufacturers or distributors, (c) use its reasonable best efforts to preserve intact its present business organizations and employees and its relationships with persons having business dealings with them, including, but not limited to, all applicable automobile manufacturers or distributors and any floor plan financing creditors, (d) comply in all respects with all applicable laws, rules and regulations, (e) maintain its insurance coverages,
(f) pay all Taxes, charges and assessments when due, subject to any valid objection or contest of such amounts asserted in good faith and adequately reserved against, (g) make all debt service payments when contractually due and payable, (h) pay all accounts payable and other current liabilities when due,
(i) maintain the Employee Plans and each plan, agreement and arrangement listed on Schedule 3.27, and (j) maintain its property, plant and equipment in good operating condition in accordance with industry standards taking into account the age thereof.

      5.3 BOOKS OF ACCOUNT. The Sellers shall cause the Company to maintain its books and records of account in the usual, regular and ordinary manner.

      5.4 EMPLOYEES. The Sellers shall (i) use their reasonable best efforts to encourage such personnel of the Company as the Buyer may designate in writing to remain employees of the Company after the date of the Closing, and (ii) not take any action, or permit the Company to take any action, to encourage any of the personnel of the Company to leave their positions with the Company.

      5.5 CERTAIN PROHIBITIONS. The Sellers shall not permit the Company to (i) issue any equity or debt security or any options or warrants, (ii) enter into any subscriptions, agreements, plans or other commitments pursuant to which the Company is or may become obligated to issue any of its debt or equity securities, (iii) otherwise change or modify its capital structure, (iv) engage in any reorganization or similar transaction or sell or otherwise dispose of any of its assets, other than sales of inventory in the ordinary course of business,
(v) declare or make payment of any dividend or other distribution in respect of its capital stock or redeem, repurchase or otherwise acquire any of its capital stock, or (vi) agree to take any of the foregoing actions.

      5.6 OTHER CHANGES. The Sellers shall not permit the Company to take, cause, agree to take or cause to occur any of the actions or events set forth in
Section 3.20 of this Agreement.

      5.7 ADDITIONAL INFORMATION. The Sellers shall furnish and cause the Company to furnish to the Buyer such additional information with respect to any matters or events arising or discovered subsequent to the date hereof which, if existing or known on the date hereof, would have rendered any representation or warranty made by the Sellers or any information contained in any Schedule hereto or in other information supplied in connection herewith then inaccurate or incomplete. The receipt of such additional information by the Buyer shall not operate as a waiver by the Buyer of the obligations of the Sellers to satisfy the conditions to Closing set forth in Section 7.1 hereof.

      5.8 PUBLICITY. Except as may be required by law or the applicable rules or regulations of any securities exchange, the Sellers shall not (i) make or permit the Company to make any press release or other public announcement relating to this Agreement or the transactions contemplated hereby, without the prior written approval of the Buyer, and (ii) otherwise disclose the existence and nature of their discussions or negotiations regarding the transactions contemplated hereby to any person or entity other than their accountants, attorneys and similar professionals, all of whom shall be subject to this nondisclosure obligation as agents of the Sellers, as the case may be. The Sellers shall cooperate with the Buyer in the preparation and dissemination of any public announcements of the transactions contemplated by this Agreement.

      5.9 OTHER NEGOTIATIONS. The Sellers shall not pursue, initiate, encourage or engage in, nor shall any of their respective Affiliates or agents pursue, initiate, encourage or engage in, and the Sellers shall cause the Company and its Affiliates, directors, officers and agents not to pursue, initiate, encourage or engage in, any negotiations or discussions with, or provide any information to, any other person or entity (other than the Buyer and its representatives and Affiliates) regarding the sale of the assets or capital stock of the Company or any merger or similar transaction involving the Company.

      5.10 CLOSING CONDITIONS. The Sellers shall use all reasonable best efforts to satisfy promptly the conditions to Closing set forth in Article 7 hereof required herein to be satisfied by the Sellers prior to the Closing.

      5.11 ENVIRONMENTAL AUDIT. The Sellers shall cause the Company to allow the environmental consulting firm Dames & Moore (the "ENVIRONMENTAL AUDITOR") to have prompt access to the Real Property in order to conduct an environmental investigation, satisfactory to the Buyer in scope (such scope being sufficient to result in a Phase I environmental audit report and a Phase II environmental audit report, if desired by the Buyer), of, and to prepare a report with respect to, the Real Property (the "ENVIRONMENTAL AUDIT"). The Sellers shall cause the Company to provide to the Environmental Auditor: (i) reasonable access to all its existing records concerning the matters which are the subject of the Environmental Audit; and (ii) reasonable access to the employees of the Company and the last known addresses of former employees of the Company who are most familiar with the matters which are the subject of the Environmental Audit (the Sellers agreeing to use reasonable efforts to have such former employees respond to any reasonable requests or inquiries by the Environmental Auditor). The Environmental Auditor shall coordinate visits to the Real Property and conversations with employees of the Company with the Sellers' Agent, who shall reasonably cooperate with the Buyer in such regard, and shall use reasonable efforts to minimize disruption of the Company's business performing such investigations. The Sellers shall otherwise cooperate and cause the Company to cooperate with the Environmental Auditor in connection with the Environmental Audit. The Buyer and the Seller shall each bear 50% of the costs, fees and expenses incurred in connection with the Environmental Audit.

      5.12 AUDITED FINANCIAL STATEMENTS. The Sellers shall allow, cooperate with and assist Buyer's accountants, and shall instruct the Company's accountants to cooperate, in the preparation of audited financial statements of the Company as necessary for any required filings by the Buyer with the SEC or with the Buyer's lenders; PROVIDED that the expense of such audit shall be borne by the Buyer.

      5.13 HART-SCOTT-RODINO. Subject to the determination by the Buyer that any of the following actions is not required, the Sellers shall promptly prepare and file Notification and Report Forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT") with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "ANTITRUST DIVISION"), and respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation.

      5.14 CURING BREACHES OF REPRESENTATIONS AND WARRANTIES. Upon written notice by the Buyer of the discovery by the Buyer prior to the Closing of a breach of any representation and warranty of the Sellers contained in this Agreement, the Sellers will, if requested by the Buyer, at their expense, undertake to cure such breach prior to the Closing. In the event that such breach cannot, despite reasonable efforts, be fully cured prior to the Closing, the Sellers shall continue their efforts to complete such cure after the Closing. If the Buyer shall have requested the Sellers to cure any such breach pursuant to this Section 5.14, the Buyer shall not be entitled to claim such breach as a failure of the Buyer's condition to close under Section 7.1 below provided that (a) the Sellers shall have cured such breach prior to the Closing or (b) in the event that such breach cannot, despite reasonable efforts, be fully cured prior to the Closing, the Sellers shall be diligently prosecuting such efforts to effect such cure before the Closing.

      5.15  CONCERNING EMPLOYEE PLANS.

            (a) The Sellers shall cause the Company to terminate its 401(k) plan not later than the day prior to the Closing Date and, in connection therewith, the Company shall amend such 401(k) plan to fully vest all accounts of all participants in such 401(k) plan and to provide for the distribution of all such accounts. At the Closing, the Sellers shall deliver to the Buyer a duly executed plan amendment and resolutions of the Company's Board of Directors reflecting the termination of such 401(k) plan and such related amendments to such 401(k) plan. The Seller shall also cause the Company to terminate all other Employee Plans as of the Closing Date and shall provide the Buyer at Closing with documentation satisfactory to the Buyer evidencing such terminations. The Sellers shall reimburse the Buyer for all fees and expenses (including but not limited to attorneys' fees) paid or incurred by the Company or the Buyer in connection with the termination and winding up of the Employee Plans. Notwithstanding the foregoing, the Buyer shall have the option, in its sole discretion and exercised by the delivery to the Sellers of a written request, to require the Sellers to cause the Company to transfer any or all of the Company's plans or related insurance policies to the Buyer (or other related entity which will continue the Company's business).

            (b) If the Company participates in any Employee Plans in which other entities owned or controlled by the Sellers will continue to participate after the Closing (hereinafter called "OTHER PLANS"), the Sellers shall cause the Company to terminate its participation in any or all of such Other Plans as of the Closing Date (such Other Plans as to which the Company's participation shall be terminated being hereinafter called the "TERMINATED OTHER PLANS"), with no resulting cost, liability or expense to the Company or its employees, except to the extent provided by this Agreement. To the extent permitted by Code Section 401(k)(10) and the regulations thereunder, all employees of the Company as of the Closing Date shall be treated as having incurred a separation from service for purposes of the Terminated Other Plans and shall be entitled to receive distributions of their accounts under the Terminated Other Plans. At the Closing, the Sellers shall deliver to the Buyer resolutions of the Company's Board of Directors and any related plan amendments reflecting the termination of the Company's participation in the Terminated Other Plans.

                                   ARTICLE 6
                        PRE-CLOSING COVENANTS OF BUYER

      The Buyer hereby covenants and agrees that, from and after the date hereof until the Closing:

      6.1 PUBLICITY. Except as may be required by law or by the rules of the New York Stock Exchange, or as necessary in connection with the transactions contemplated hereby, the Buyer shall not (i) make any press release or other public announcement relating to this Agreement or the transactions contemplated hereby, without the prior written approval of the Sellers' Agent, or (ii) otherwise disclose the existence and nature of its discussions or negotiations regarding the transactions contemplated hereby to any person or entity other than its accountants, attorneys and similar professionals, all of whom shall be subject to this nondisclosure obligation as agents of the Buyer.

      6.2 CLOSING CONDITIONS. The Buyer shall use all reasonable best efforts to satisfy promptly the conditions to Closing set forth in Article 8 hereof required herein to be satisfied by the Buyer prior to the Closing.

      6.3 APPLICATION TO MANUFACTURER. Subject to the reasonable cooperation of the Sellers, the Buyer shall provide to the Manufacturer as promptly as practicable after the execution and delivery of this Agreement any application or other information with respect to such application necessary in connection with the seeking of the consent of the Manufacturer to the transactions contemplated by this Agreement. For purposes of the Buyer's application to the Manufacturer, as contemplated herein, the address of the Manufacturer and the relevant contact person at the Manufacturer are:

Michael R. Liddell (Dealer Operations Manager) and Mark Igo (Regional Vice President) at 4400 Regent Boulevard, Irving, Texas 75063 (Post Office Box 167728, Irving, Texas 75016)

      6.4 HART-SCOTT-RODINO. Subject to the determination by the Buyer that any of the following actions is not required, the Buyer shall promptly prepare and file Notification and Report Forms under the HSR Act with the FTC and the Antitrust Division, respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation, and the Buyer shall pay all filing fees in connection therewith.


                                   ARTICLE 7
             CONDITIONS TO OBLIGATIONS OF THE BUYER AT THE CLOSING

      The obligations of the Buyer to perform this Agreement at the Closing are subject to the satisfaction at or prior to the Closing of the following conditions, unless waived in writing by the Buyer:

      7.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties made by the Sellers in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing as though made at and as of the Closing.

      7.2 PERFORMANCE OF OBLIGATIONS OF THE SELLERS. The Sellers shall have performed all obligations required to be performed by the Sellers under this Agreement, and complied with all covenants for which compliance by the Sellers is required under this Agreement, prior to or at the Closing, including, without limitation, delivery of the stock certificates and stock powers for the Shares described in Section 1.3 hereof.

      7.3 CLOSING DOCUMENTATION. The Buyer shall have received the following documents, agreements and instruments from the Sellers:

            (a) a certificate signed by the Sellers and dated the date of the Closing certifying as to the satisfaction of the conditions set forth in Sections 7.1 and 7.2 hereof;

            (b) such duly signed resignations of the directors and officers of the Company as the Buyer shall have previously requested;

            (c) wire transfer instructions from the Sellers' Agent, with respect to the payment at the Closing of the Purchase Price;

            (d) an opinion of Randall K. Calvert, P.C., dated the date of the Closing and addressed to the Buyer, reasonably acceptable in form and substance to Buyer's counsel;

            (e) copies of all authorizations, approvals, consents, notices, registrations and filings referred to in Schedules 3.2(b), 3.10 and 3.29(b) hereof, specifically including any consents required under the Leases, other than from the Manufacturers;

            (f) certificates dated as of a recent date from the Secretary of State of the State of Oklahoma to the effect that the Company is duly incorporated and in good standing in such state and stating that the Company owes no franchise taxes in such state and listing all documents of the Company on file with said Secretary of State;

            (g) a copy of the Articles of Incorporation of the Company, including all amendments thereto, certified as of a recent date by the Secretary of State of the State of Oklahoma;

            (h) evidence, reasonably satisfactory to the Buyer, of the authority and incumbency of the persons acting on behalf of the Company in connection with the execution of any document delivered in connection with this Agreement;

            (i) Uniform Commercial Code Search Reports on Form UCC-11 with respect to the Company from the states and local jurisdictions where the principal place of business of the Company and its assets are located;

            (j) a certificate of each of the Sellers as to such Seller's non-foreign status in appropriate form;

            (k) the corporate minute books and stock record books of the Company, and all other books and records of, or pertaining to, the businesses and operations of the Company;

            (l) estoppel letters of lenders to the Company, in form and substance reasonably satisfactory to the Buyer, with respect to amounts owing by the Company as of the Closing; and

            (m) such other instruments and documents as the Buyer shall reasonably request not inconsistent with the provisions hereof.

      7.4 APPROVAL OF LEGAL MATTERS. The form of all instruments, certificates and documents to be executed and delivered by the Sellers to the Buyer pursuant to this Agreement and all legal matters in respect of the transactions as herein contemplated shall be reasonably satisfactory to the Buyer and its counsel, none of whose approval shall be unreasonably withheld or delayed.

      7.5 NO LITIGATION. No action, suit or other proceeding shall be pending or threatened before any court, tribunal or governmental authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any law, decree or regulation of any governmental authority having appropriate jurisdiction, and no order, decree or ruling of any governmental authority or court shall have been entered challenging the legality, validity or propriety of, or otherwise relating to, this Agreement or the transactions contemplated hereby, or prohibiting, restraining or otherwise preventing the consummation of the transactions contemplated hereby.

      7.6 NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse change or development in the business, prospects, properties, earnings, results of operations or financial condition of the Company, or any of its assets.

      7.7 NO ADVERSE LAWS. There shall not have been enacted, adopted or promulgated any statute, rule, regulation or order which materially adversely affects the business or assets of the Company.

      7.8 AFFILIATE AND OTHER TRANSACTIONS. All amounts owing to the Company from the Sellers or any Affiliate of the Company or any Seller or from any of the Company's officers and employees shall have been paid in full on or prior to the Closing Date.

      7.9 ESCROW AGREEMENT. The Sellers and the Escrow Agent shall have duly executed and delivered to the Buyer the Escrow Agreement.

      7.10 MANUFACTURER APPROVAL. The Manufacturer shall have given any required approval of the transfer of the Shares to the Buyer and shall have given any required approval of O. Bruton Smith or his designee as the authorized dealer operator of the Company's dealership franchise with the Manufacturer at the present dealership locations in their existing facilities as currently configured for dealership operations, and the Manufacturer shall have executed any required dealer agreements and/or amendments or supplements thereto in connection with the foregoing.

      7.11 EMPLOYMENT AGREEMENT. Bob Hurley shall have executed and delivered to the Buyer and the Company the Employment Agreement.

      7.12 CANCELLATION OF STOCK OPTIONS. All outstanding options, warrants, "phantom" stock options and other plans, agreements or arrangements of the Company with respect to the purchase, or the issuance of, or otherwise relating to, any capital stock or other securities of the Company shall have been canceled and terminated prior to the Closing at no expense to the Buyer, and the Buyer shall have received reasonably satisfactory evidence thereof.

      7.13 AUDITED FINANCIAL STATEMENTS. The Buyer shall have completed preparation of such audited financial statements of the Company as may be required by applicable regulations of the SEC or by any of the Buyer's lenders.

      7.14 HART-SCOTT-RODINO WAITING PERIOD. All applicable waiting periods under the HSR Act shall have expired without any indication by the Antitrust Division or the Federal Trade Commission that either of them intends to challenge the transactions contemplated hereby or, if any such challenge or investigation is made or commenced, the conclusion of such challenge or investigation permits the transactions contemplated hereby in all material respects.

      7.15 DEALERSHIP LEASE. The Landlords shall have executed and delivered to the Buyer and the Company the Dealership Lease. All Leases shall have been terminated.

      7.16 OTHER BASIC AGREEMENTS. All conditions to the obligations of the Buyer under the Riverside Chevrolet Purchase Agreement and the Glover Dodge Purchase Agreement shall have been satisfied or fulfilled unless waived in writing by the Buyer, and the closings under the Riverside Chevrolet Purchase Agreement and the Glover Dodge Purchase Agreement shall have occurred or shall be occurring contemporaneously with the Closing of the transactions contemplated by this Agreement.

      7.17 COMPUTER SERVER ASSESSIBILITY. The Sellers shall have caused the Company and Hudiburg Chevrolet, Inc. to have entered into a lease agreement in accordance with Section 11.3.

      7.18 RENOVATIONS. The Company shall have completed the renovations it is undertaking on the Leased Premises with regard to (a) the asphalt lot overlay;
(b) the remodeling of the service drive; and (c) the replacement of the roof on the "old" building.


                                   ARTICLE 8
            CONDITIONS TO OBLIGATIONS OF THE SELLERS AT THE CLOSING

      The obligations of the Sellers to perform this Agreement at the Closing are subject to the satisfaction at or prior to the Closing of the following conditions, unless waived in writing by the Sellers:

      8.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties made by the Buyer in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing as though made at and as of the Closing.

      8.2 PERFORMANCE OF OBLIGATIONS OF THE BUYER. The Buyer shall have performed all obligations required to be performed by it under this Agreement, and complied with all covenants for which compliance by it is required under this Agreement, prior to or at the Closing, including, without limitation, payment of the Purchase Price pursuant to Section 1.2(b) hereof.

      8.3 CLOSING DOCUMENTATION. The Sellers shall have received the following documents, agreements and instruments from the Buyer:

            (a) a certificate signed by a duly authorized signatory of the Buyer and dated as of the Closing Date certifying as to the satisfaction of the conditions set forth in Sections 8.1 and 8.2 hereof;

            (b) payment of the Purchase Price pursuant to Section 1.2 hereof;

            (c) an opinion of Parker, Poe, Adams & Bernstein L.L.P., counsel for the Buyer, dated as of the Closing Date and addressed to the Sellers, reasonably acceptable in form and substance to Sellers' counsel;

            (d) certificates dated as of a recent date from the Secretary of State of the State of Delaware to the effect that the Buyer is duly incorporated and in good standing in such State;

            (e) a copy of the Buyer's Certificate of Incorporation, including all amendments thereto, certified by the Secretary of State of the State of Delaware;

            (f) a certificate of the Secretary or an Assistant Secretary of the Buyer as to (i) the bylaws of the Buyer, (ii) the resolutions of the Buyer's Board of Directors authorizing this Agreement and the transactions contemplated hereby, and (iii) the authority and incumbency of the persons acting on behalf of the Buyer in connection with the execution of any document delivered in connection with this Agreement; and

            (g) such other instruments and documents as the Sellers shall reasonably request not inconsistent with the provisions hereof.

      8.4 APPROVAL OF LEGAL MATTERS. The form of all certificates, instruments and documents to be executed or delivered by the Buyer to the Sellers pursuant to this Agreement and all legal matters in respect of the transactions as herein contemplated shall be reasonably satisfactory to the Sellers and their counsel, none of whose approval shall be unreasonably withheld or delayed.

      8.5 NO LITIGATION. No action, suit or other proceeding shall be pending or threatened before any court, tribunal or governmental authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain substantial damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any law, decree or regulation of any governmental authority having appropriate jurisdiction, and no order, decree or ruling of any governmental authority or court shall have been entered challenging the legality, validity or propriety of, or otherwise relating to, this Agreement or the transactions contemplated hereby, or prohibiting, restraining or otherwise preventing the consummation of the transactions contemplated hereby.

      8.6 ESCROW AGREEMENT. The Buyer and the Escrow Agent shall have duly executed and delivered the Escrow Agreement to the Sellers.

      8.7 HART-SCOTT-RODINO WAITING PERIOD. All applicable waiting periods under the HSR Act shall have expired without any indication of the Antitrust Division or the Federal Trade Commission that either of them intends to challenge the transactions contemplated hereby, or, if any such challenge or investigation is made or commenced, the conclusion of such challenge or investigation permits the transactions contemplated hereby in all material respects.

      8.8 OTHER BASIC AGREEMENTS. All conditions to the obligations of the Seller (as defined in the Riverside Chevrolet Purchase Agreement) under the Riverside Chevrolet Purchase Agreement and all the conditions to the obligations of the Seller (as defined in the Glover Dodge Purchase Agreement) under the Glover Dodge Purchase Agreement shall have been satisfied or fulfilled unless waived in writing by such party, and the closings under the Riverside Chevrolet Purchase Agreement and the Glover Dodge Purchase Agreement shall have occurred or shall be occurring contemporaneously with the Closing of the transactions contemplated by this Agreement.


                                   ARTICLE 9
 SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION, ETC.

      9.1 SURVIVAL. All statements contained in any Schedule or certificate delivered hereunder or in connection herewith by or on behalf of any of the parties pursuant to this Agreement shall be deemed representations and warranties by the respective parties hereunder unless otherwise expressly provided herein. The representations and warranties of the Sellers or the Buyer contained in this Agreement, including those contained in any Schedule or certificate delivered hereunder or in connection herewith, shall survive the Closing for a period of three years with the exception of (i) the representations and warranties of the Sellers contained in Section 3.21, which shall survive the Closing until the expiration of the applicable tax statutes of limitation plus a period of sixty (60) days; (ii) the representations and warranties of the Sellers contained in Section 3.36 shall survive the Closing for a period of seven (7) years; and (iii) the representations and warranties of the Sellers contained in Section 3.11, which shall survive the Closing indefinitely. As to each representation and warranty of the parties hereto, the date to which such representation and warranty shall survive is hereinafter referred to as the "SURVIVAL DATE".

      9.2 AGREEMENT TO INDEMNIFY BY THE SELLERS. Subject to the terms and conditions of Sections 9.4 and 9.5 hereof, the Sellers hereby, jointly and severally, agree to indemnify and save the Buyer, the Company, their respective shareholders, officers, directors and employees, and the successors and assigns of each of the foregoing (each, a "BUYER INDEMNITEE") harmless from and against, for and in respect of, any and all damages, losses, obligations, liabilities, demands, judgments, injuries, penalties, claims, actions or causes of action, encumbrances, costs, and expenses (including, without limitation, reasonable attorneys' fees and expert witness fees), suffered, sustained, incurred or required to be paid by any Buyer Indemnitee (collectively, "BUYER'S DAMAGES") arising out of, based upon, in connection with, or as a result of:

            (a) the untruth, inaccuracy or breach of any representation and warranty of the Sellers (regardless of any knowledge thereof by the Buyer at or prior to the Closing) contained in or made pursuant to this Agreement, including in any Schedule or certificate delivered hereunder or in connection herewith;

            (b) the breach or nonfulfillment of any covenant or agreement of any Seller contained in this Agreement or in any other agreement, document or instrument delivered hereunder or pursuant hereto;

            (c) any loss of life, injury to persons or property, or damage to natural resources caused by the actual, alleged, or threatened release, storage, transportation, treatment or generation, of Hazardous Materials generated, stored, used, disposed of, treated, handled or shipped by the Company on or before the Closing Date;

            (d) any cleanup of Hazardous Materials released, disposed of or discharged: (i) on, in, beneath or around to the Real Property prior to or on the date of the Closing; or (ii) at any other location if such substances were generated, used, stored, treated, transported or released by the Company prior to or on the Closing Date;

            (e) all known or unknown environmental liabilities and claims of or against the Company or arising out of the ownership the Shares prior to the Closing, including, without limitation, the presence, release or threatened release of Hazardous Materials and any liabilities or obligations arising under any Environmental Law, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), as amended;

            (f) any and all costs of installing pollution control equipment or other equipment to bring any of the Real Property into compliance with any Environmental Law if such equipment is installed because any of the Real Property was not in compliance with any Environmental Laws as of the date of the Closing; or

            (g) any and all Taxes arising out of or based upon the Distributed Assets or the distribution thereof as contemplated by Section 1.5;

            With respect to the Sellers' obligations to pay Buyer's damages pursuant to Section 9.2 of this Agreement, the Buyer shall be entitled (but not obligated) to make demand for payment under the Escrow Agreement.

      9.3 AGREEMENT TO INDEMNIFY BY BUYER. Subject to the terms and conditions of Sections 9.4 and 9.5 hereof, the Buyer hereby agrees to indemnify and save the Sellers and their successors and assigns (each, a "SELLER INDEMNITEE") harmless from or against, for and in respect of, any and all damages, losses, obligations, liabilities, demands, judgments, injuries, penalties, claims, actions or causes of action, encumbrances, costs, and expenses (including, without limitation, reasonable attorneys' fees and expert witness fees) suffered, sustained, incurred or required to be paid by any Seller Indemnitee (collectively, "SELLERS' DAMAGES") arising out of, based upon or in connection with or as a result of:

            (a) the untruth, inaccuracy or breach of any representation and warranty of the Buyer (regardless of any knowledge thereof by the Sellers at or prior to the Closing) contained in or made pursuant to this Agreement, including in any Schedule or certificate delivered hereunder or in connection herewith;

            (b) the breach or nonfulfillment of any covenant or agreement of the Buyer contained in this Agreement or in any other agreement, document or instrument delivered hereunder or pursuant hereto.

      9.4 CLAIMS FOR INDEMNIFICATION. No claim for indemnification with respect to a breach of a representation and warranty shall be made under this Agreement after the applicable Survival Date unless prior to such Survival Date the Buyer Indemnitee or the Seller Indemnitee, as the case may be, shall have given the Sellers or the Buyer, respectively, written notice of such claim for indemnification based upon actual loss sustained, or potential loss anticipated, as a result of the existence of any claim, demand, suit, or cause of action against such Buyer Indemnitee or Seller Indemnitee, as the case may be. None of the Sellers shall be required to indemnify under this Section 9.2(a) unless the amount of all Buyer's Damages (including claims for Buyer's Damages) under
Section 9.2 (a) exceeds a cumulative aggregate total of $53,500, at which time rights to indemnification for Buyer's Damages may be asserted for any amounts in excess of such cumulative aggregate total of $53,500. The Buyer not shall be required to indemnify under this Section 9.3(a) unless the amount of all Seller's Damages (including claims for Seller's Damages) under Section 9.3 (a) exceeds a cumulative aggregate total of $53,500, at which time rights to indemnification for Sellers' Damages may be asserted for any amounts in excess of such cumulative aggregate total of $53,500. Notwithstanding any other provision hereof, the aggregate amount of indemnification obligations of the Sellers, under Section 9.2, and the Buyer, under Section 9.3, shall in either case not exceed the Purchase Price.

      9.5 PROCEDURES REGARDING THIRD PARTY CLAIMS. The procedures to be followed by the Buyer and the Sellers with respect to indemnification hereunder regarding claims by third persons which could give rise to an indemnification obligation hereunder shall be as follows:

            (a) Promptly after receipt by any Buyer Indemnitee or Seller Indemnitee, as the case may be, of notice of the commencement of any action or proceeding (including, without limitation, any notice relating to a tax audit) or the assertion of any claim by a third person which the person receiving such notice has reason to believe may result in a claim by it for indemnity pursuant to this Agreement, such person (the "INDEMNIFIED PARTY") shall give a written notice of such action, proceeding or claim to the party against whom indemnification pursuant hereto is sought (the "INDEMNIFYING PARTY"), setting forth in reasonable detail the nature of such action, proceeding or claim, including copies of any documents and written correspondence from such third person to such Indemnified Party.

            (b) The Indemnifying Party shall be entitled, at its own expense, to participate in the defense of such action, proceeding or claim, and, if (i) the action, proceeding or claim involved seeks (and continues to seek) solely monetary damages, (ii) the Indemnifying Party confirms and agrees, in writing, that it is obligated hereunder to indemnify and hold harmless the Indemnified Party with respect to such damages in their entirety pursuant to Sections 9.2 or
9.3 hereof, as the case may be, and (iii) the Indemnifying Party shall have made provision which, in the reasonable judgment of the Indemnified Party, is adequate to satisfy any adverse judgment as a result of its indemnification obligation with respect to such action, proceeding or claim, then the Indemnifying Party shall be entitled to assume and control such defense with counsel chosen by the Indemnifying Party and approved by the Indemnified Party, which approval shall not be unreasonably withheld or delayed. The Indemnified Party shall be entitled to participate therein after such assumption, the costs of such participation following such assumption to be at its own expense. Upon assuming such defense, the Indemnifying Party shall have full rights to enter into any monetary compromise or settlement which is dispositive of the matters involved; PROVIDED, that such settlement is paid in full by the Indemnifying Party and will not have any direct or indirect continuing material adverse effect upon the Indemnified Party. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such action, proceeding or claim, provided that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder unless the Indemnified Party shall have sought the consent of the Indemnifying Party to such payment, settlement or compromise and such consent was unreasonably withheld or delayed, in which event no claim for indemnity therefor hereunder shall be waived.

            (c) With respect to any action, proceeding or claim as to which (i) the Indemnifying Party does not have the right to assume the defense, (ii) the Indemnifying Party shall not have exercised its right to assume the defense, or
(iii) the Indemnifying Party shall have lost its right to continue the defense, the Indemnified Party shall assume and control the defense of and contest such action, proceeding or claim with counsel chosen by it and approved by the Indemnifying Party, which approval shall not be unreasonably withheld. The Indemnifying Party shall be entitled to participate in the defense of such action, proceeding or claim, the cost of such participation to be at its own expense. The Indemnifying Party shall be obligated to pay the reasonable attorneys' fees and expenses of the Indemnified Party to the extent that such fees and expenses relate to claims as to which indemnification is due under Sections 9.2 or 9.3 hereof, as the case may be. The Indemnified Party shall have full rights to dispose of such action, proceeding or claim and enter into any monetary compromise or settlement; PROVIDED, HOWEVER, in the event that the Indemnified Party shall settle or compromise any action, proceeding or claim for which indemnification is due under Sections 9.2 or 9.3 hereof, as the case may be, it shall act reasonably and in good faith in doing so.

            (d) Both the Indemnifying Party and the Indemnified Party shall cooperate fully with one another in connection with the defense, compromise or settlement of any such action, proceeding or claim, including, without limitation, by making available to the other all pertinent information and witnesses within its control.

      9.6 EFFECTIVENESS. The provisions of this Article 9 shall be effective upon consummation of the Closing, and prior to the Closing, shall have no force and effect.


                                   ARTICLE 10
                                   TERMINATION

      10.1 TERMINATION. Notwithstanding any other provision herein contained to the contrary, this Agreement may be terminated at any time prior to the Closing
Date:

            (a)   By the written mutual consent of the Buyer and the Sellers;

            (b) At any time prior to the Closing Date Deadline (as the same may have been extended pursuant to Article 2 hereof) by the Buyer (by written notice to the Sellers' Agent) or the Sellers (by written notice to the Buyer), as the case may be, in the event of a breach in any material respect by any of the Sellers or the Buyer, respectively, of any of their or its, as the case may be, representations, warranties or covenants contained in this Agreement;

            (c) At any time after the Closing Date Deadline (as the same may have been extended pursuant to Article 2 hereof), by written notice by the Buyer or the Sellers' Agent to the other party(ies) hereto if the Closing shall not have been completed on or before the Closing Date Deadline (as the same may have been extended pursuant to Article 2 hereof);

            (d) By written notice by the Buyer to the Seller's Agent if, after any initial HSR Act filing, the FTC makes a "second request" for information pursuant to 16 C.F.R. ss.803.20 , or if the FTC or the Antitrust Division challenges the transactions contemplated hereby;

            (e) By the Buyer, by written notice to the Sellers' Agent, in the event that approval by the Manufacturer and/or floor plan financing provider of the transactions contemplated by this Agreement is not received by the Closing Date Deadline (as the same may have been extended pursuant to Article 2 hereof);

            (f) By the Buyer, by written notice to the Sellers' Agent, in the event that the Manufacturer (or any person claiming by, through or under the Manufacturer) shall exercise any right of first refusal, preemptive right or other similar right, with respect to the dealership business of the Company; or

            (g) By the Buyer, by written notice to the Sellers' Agent, if the Buyer in its sole discretion is not satisfied with its due diligence investigation of the Company, at any time during the period (the "DUE DILIGENCE PERIOD") commencing on the date hereof and ending on the close of business on the thirtieth (30th) day after the later to occur of: (A) the date upon which the Sellers and the Buyer agree upon the form and substance of all Schedules delivered by the Sellers pursuant to Article III hereof; and (B) the date of delivery by the Sellers to the Buyer of the due diligence materials listed on
Schedule 5.1 hereto;

provided, however, no party may terminate this Agreement pursuant to Section 10.1(b) or (c) above if such party is in breach in any material respect of any representation, warranty, covenant or obligation of such party contained in this Agreement.

      10.2 PROCEDURE AND EFFECT OF TERMINATION. In the event of termination of this Agreement pursuant to Section 10.1, this Agreement shall be of no further force or effect; PROVIDED, HOWEVER, that any termination pursuant to Section
10.1 shall not relieve (a) the Buyer of any liability under Section 10.3 below,
(b) the Sellers of any liability under Section 10.4 below, (c) the Company of any liability under Section 10.6 below, (d) except as provided in Section 10.5 below, any party hereto of any liability for breach of any representation and warranty, covenant or agreement hereunder occurring prior to such termination or
(e) any party hereto of its, his or her obligations hereunder to pay the fees and expenses of third parties. In addition, in the event of any such termination, all filings, applications and other submissions made pursuant to this Agreement or prior to the execution of this Agreement in contemplation thereof shall, to the extent practicable, be withdrawn from the agency or other entity to which made.

      10.3 PAYMENT OF BUYER'S TERMINATION FEE. If this Agreement is terminated by the Sellers pursuant to Section 10.1(c) above and the failure to complete the Closing on or before the Closing Date Deadline shall have been due to the Buyer's breach in any material respect of any of its representations, warranties, covenants or obligations under this Agreement, then the Buyer shall, within ten days after receipt by the Buyer of written notice from the Seller's Agent, promptly pay to the Sellers in immediately available funds, as liquidated damages for the loss of the transaction and not as a penalty, a termination fee of Five Hundred Thirty-Five Thousand Dollars ($535,000) (the "BUYER'S TERMINATION FEE").

      10.4 PAYMENT OF THE SELLERS' TERMINATION FEE. If this Agreement is terminated by the Buyer pursuant to Section 10.1(c) above and the failure to complete the Closing on or before the Closing Date Deadline shall have been due to the Sellers' breach in any material respect of any of their representations, warranties, covenants or obligations under this Agreement, then the Sellers, jointly and severally, shall, within ten days after receipt by the Sellers' Agent of written notice by the Buyer, promptly pay to the Buyer in immediately available funds, as liquidated damages for the loss of the transaction and not as a penalty, a termination fee of Five Hundred Thirty-Five Thousand Dollars ($535,000) (the "SELLERS' TERMINATION FEE").

      10.5 TERMINATION FEES EXCLUSIVE REMEDIES FOR DAMAGES. In the case of a termination of this Agreement pursuant to 10.1(c) above, the rights of the terminating party to be paid the Sellers' Termination Fee or the Buyer's Termination Fee, as the case may be, shall be such party's sole and exclusive remedy for damages; in the event of such termination by either party, such party shall have no right to equitable relief for any breach or alleged breach of this Agreement, other than for specific performance for the payment of the Sellers' Termination Fee or the Buyers' Termination Fee, as the case may be. Nothing contained in this Agreement shall prevent any party from electing not to exercise any right it may have to terminate this Agreement and, instead, seeking any equitable relief to which it would otherwise be entitled in the event of breach by any other party hereto.

      10.6 SPECIAL TERMINATION PAYMENT. As an inducement to the Buyer to negotiate and enter into this Agreement and to undertake the further cost and expense of conducting its due diligence investigation and preparing to satisfy its obligations at the Closing, the Company hereby agrees to pay to the Buyer the sum of Five Hundred Thousand Dollars ($500,000) in the event that this Agreement is terminated by the Buyer pursuant to Section 10.1(f) above. Such payment shall be made promptly upon demand by the Buyer therefor in immediately available funds. The Company is a party to this Agreement solely for the purpose of this Section 10.6.


                                  ARTICLE 11
                               OTHER COVENANTS

      11.1  CERTAIN TAXES AND EXPENSES.

            (a) All sales, use, transfer, intangible, excise, documentary stamp, recording, gross income, gross receipts and other similar taxes or fees which may be due or payable in connection with the consummation of the transactions contemplated hereby shall be paid by the Sellers.

            (b) Except as otherwise herein provided, the Sellers and the Buyer shall be responsible for the payment of their respective fees, costs and expenses incurred in connection with the negotiation and consummation of the transactions contemplated hereby and shall not be liable to the other party or parties for the payment of any such fees, costs and expenses.

      11.2  RIGHT OF FIRST OFFER ON RESALE.

            (a) If, at any time prior to the fifth (5th) anniversary of the Closing Date, the Buyer shall propose to sell the Company's business, the Buyer shall first give notice in writing to the Sellers Agent of its intention to do so, which notice (the "FIRST OFFER") shall constitute an offer to the Sellers to purchase such dealership business from the Buyer at the price and upon payment terms set forth in such notice. The Sellers, acting through the Sellers' Agent, shall have a period of thirty (30) days after the giving of such notice by the Buyer to accept in writing (the "FIRST OFFER ACCEPTANCE") the Buyer's offer set forth in the First Offer. If the Sellers, acting through the Sellers' Agent, shall have delivered the First Offer Acceptance to the Buyer prior to the expiration of such thirty (30) day period, the parties shall negotiate in good faith in an effort to finalize, execute and deliver a definitive purchase agreement containing customary terms with respect to such proposed sale. If the parties are unable to execute and deliver such definitive purchase agreement within a period of thirty (30) days after receipt by the Buyer of the First Offer Acceptance (the last day of such thirty (30) day period at 5:00 p.m., Eastern Time, being the "FIRST OFFER AGREEMENT DEADLINE"), the Buyer shall be free to sell the dealership business to any other person or entity during the one (1) year period commencing with the expiration of the First Offer Agreement Deadline at a price that is not less than 90% of the price proposed by the Buyer in the First Offer, and on payment terms which, in the overall, are no less favorable than such payment terms proposed by the Buyer in the First Offer.

            (b) The parties hereto acknowledge and agree that any rights granted to the Sellers pursuant to this Section 11.2 are subject to the Manufacturer's (or any person claiming by, through or under the Manufacturer) right of first refusal, preemptive right or other similar right, with respect to the Company's business, and that any exercise of such right by the Manufacturer shall not be subject to this Section 11.2. Accordingly, the parties hereto acknowledge that any potential closing of a purchase transaction pursuant to this Section 11.2 will be contingent upon a determination by the Manufacturer that it does not wish to exercise its right of first refusal, preemptive right or other similar right with respect to the Company's business.

      11.3 COMPUTER MATTERS. The Buyer acknowledges that the Company does not own the computer hardware server currently used in the Business and that, pursuant to a lease, Hudiburg Chevrolet, Inc. provides access to its computer hardware server to the Company. The Sellers acknowledge that the Buyer is not purchasing the computer hardware server from the Sellers and that the Buyer will not be able to have its own server in place at Closing. The Sellers agree to take such steps as are necessary to permit the Buyer, upon reasonable terms and conditions, to access and utilize the computer hardware server owned by Hudiburg Chevrolet, Inc. and to cause Hudiburg Chevrolet, Inc. to enter into an agreement with the Buyer to such effect. The Buyer will use commercially reasonable efforts to obtain its own server as soon as reasonably practicable.


                                  ARTICLE 12
                                 MISCELLANEOUS

      12.1 CERTAIN TAX RETURNS. The Sellers shall cooperate with and provide assistance to the Buyer and the Company in connection with the preparation and filing of all federal, state, local and foreign income tax returns which relate to the Company and to periods prior to Closing but which are not required to be filed until after the Closing.

      12.2 PARTIES IN INTEREST; NO THIRD-PARTY BENEFICIARIES. Subject to Section
12.4 hereof, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the respective successors and assigns of the parties hereto. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon or give to any employee of the Company or the Buyer, or any other person, firm, corporation or legal entity, other than the parties hereto and their successors and assigns, any rights, remedies or other benefits under or by reason of this Agreement.

      12.3 ENTIRE AGREEMENT; AMENDMENTS. This Agreement (including all Exhibits and Schedules hereto, which Schedules are hereby incorporated herein by reference) and the other writings referred to herein or delivered pursuant hereto contain the entire understanding of the parties hereto with respect to its subject matter. There are no representations, promises, warranties, covenants or undertakings other than as expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties hereto with respect to its subject matter. This Agreement may be amended or modified only by a written instrument duly executed by the parties hereto.

      12.4 ASSIGNMENT. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties; PROVIDED, HOWEVER, the Buyer may, without the consent of the other parties, assign its rights and obligations hereunder to any Affiliate of the Buyer presently existing or hereafter formed and to any person or entity that shall acquire all or substantially all of the assets of the Buyer or the Company (including any such acquisition by merger or consolidation); PROVIDED, FURTHER, that no such assignment shall release the Buyer from its obligations hereunder without the consent of the Sellers. Nothing contained in this Agreement shall prohibit its assignment by the Buyer as collateral security and the Sellers hereby agree to execute any acknowledgment of such assignment by the Buyer as may be required by any lender to the Buyer.

      12.5 REMEDIES. Except as expressly provided in this Agreement to the contrary, each of the parties to this Agreement is entitled to all remedies in the event of breach provided at law or in equity, specifically including, but not limited to, specific performance.

      12.6 HEADINGS. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      12.7 NOTICES. All notices, claims, certificates, requests, demands and other communications hereunder shall be given in writing and shall be delivered personally, sent by facsimile or by a nationally recognized overnight courier, postage prepaid, and shall be deemed to have been duly given when so delivered personally, or by confirmed facsimile or one (1) Business Day after the date of deposit with such nationally recognized overnight courier. All such notices, claims, certificates, requests, demands and other communications shall be addressed to the respective parties at the addresses set forth below or to such other address as the person to whom notice is to be given may have furnished to the others in writing in accordance herewith.

                  If to the Buyer, to:

                  Sonic Automotive, Inc.
                  5401 E. Independence Boulevard
                  Charlotte, North Carolina 28212
                  Attention: Theodore M. Wright, Chief Financial Officer Telecopier No.: (704) 536-5116

                  With a copy to:

                  Parker, Poe, Adams & Bernstein L.L.P.
                  2500 Charlotte Plaza
                  Charlotte, North Carolina 28244
                  Attention: Edward W. Wellman, Jr.
                  Telecopier No.: (704) 334-4706

                  If to the Sellers or the Company, to the Sellers' Agent at:

                  David Hudiburg
                  6000 Tinker Diagonal
                  Midwest City, Oklahoma 73110
                  Telecopier No.: (405) 739-6343

                  With a copy to:

                  Randall Calvert
                  Calvert Law Firm
                  6520 N. Western, Suite 100
                  Oklahoma City, OK 73116
                  Attention: Randall K. Calvert
                  Telecopier No.: (405) 848-5052

      12.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, and all such counterparts together shall constitute but one agreement.

      12.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma, without giving effect to its rules governing conflict of laws.

      12.10 WAIVERS. Any party to this Agreement may, by written notice to the other parties hereto, waive any provision of this Agreement from which such party is entitled to receive a benefit. The waiver by any party hereto of a breach by another party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by such other party of such provision or any other provision of this Agreement.

      12.11 SEVERABILITY; CONSTRUCTION.

            (a) In the event that any provision, or part thereof, in this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions, or parts thereof, shall not in any way be affected or impaired thereby.

            (b) This Agreement shall be construed equitably in accordance with its terms, without regard to the degree to which the Sellers or the Buyer, or their respective legal counsel, have participated in the drafting of this Agreement.

      12.12 KNOWLEDGE. Whenever any representation or warranty of any Seller contained herein or in any other document executed and delivered in connection herewith is based upon the knowledge of such Seller, (i) such knowledge shall be deemed to include (A) the best actual knowledge, information and belief of such Seller and (B) any information which such Seller would reasonably be expected to be aware of in the prudent discharge of his or her duties in the ordinary course of business (including consultation with legal counsel) on behalf of the Company, and (ii) the knowledge of any Seller shall be deemed to be the knowledge of all of the Sellers.

      12.13 JURISDICTION; ARBITRATION.

            (a)   [Intentionally Deleted]

            (b) Any dispute, claim or controversy arising out of or relating to this Agreement (except for accounting matters provided for in subsection (c) below), or the interpretation or breach hereof (including, without limitation, any of the foregoing based upon a claim to any termination fee hereunder), shall be resolved by binding arbitration under the commercial arbitration rules of the American Arbitration Association (the "AAA RULES") to the extent such AAA Rules are not inconsistent with this Agreement. Judgment upon the award of the arbitrators may be entered in any court having jurisdiction thereof or such court may be asked to judicially confirm the award and order its enforcement, as the case may be. The demand for arbitration shall be made by any party hereto within a reasonable time after the claim, dispute or other matter in question has arisen, and in any event shall not be made after the date when institution of legal proceedings, based on such claim, dispute or other matter in question, would be barred by the applicable statute of limitations. The arbitration panel shall consist of three
(3) arbitrators, one of whom shall be appointed by the Buyer and one of whom shall be appointed by the Seller within thirty (30) days after any request for arbitration hereunder. The two arbitrators thus appointed shall choose the third arbitrator within thirty (30) days after their appointment; PROVIDED, HOWEVER, that if the two arbitrators are unable to agree on the appointment of the third arbitrator within 30 days after their appointment, either arbitrator may petition the American Arbitration Association to make the appointment. The place of arbitration shall be Charlotte, North Carolina. The arbitrators shall be instructed to render their decision within sixty (60) days after their selection and to allocate all costs and expenses of such arbitration (including legal and accounting fees and expenses of the respective parties) to the parties in the proportions that reflect their relative success on the merits (including the successful assertion of any defenses).

            (c) Notwithstanding the provisions of Sections 12.13(a) or 12.13(b), any dispute relating to accounting matters shall be resolved as provided in this
Section 12.13(c). The parties first shall use reasonable efforts to resolve any such accounting dispute. In the event the dispute has not been resolved within a reasonable amount of time, either the Buyer, on the one hand, or the Seller, on the other hand, may provide written notice to the other party that the matter will be submitted to a "Big Five" accounting firm mutually acceptable to the Buyer and the Seller (the "ACCOUNTANTS") for resolution. If issues in dispute are submitted to the Accountants for resolution: (i) each party will furnish to the Accountants such work papers and other documents and information relating to the disputed issues as the Accountants may request and are available to the party or its subsidiaries (or its independent public accountants), and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (ii) such determination by the Accountants, as set forth in a notice delivered to both parties by the Accountants, will be binding and conclusive on the parties; and (iii) the Buyer and the Seller shall each bear 50% of the fees and expenses of the Accountants for such determination.

            (d) Nothing contained in this Section 12.13 shall prevent any party hereto from seeking any equitable relief to which it would otherwise be entitled from a court of competent jurisdiction.

      12.14 COOPERATION IN SEC FILINGS. At the request of the Buyer and at the Buyer's expense, the Sellers shall cooperate in the preparation by the Buyer of all filings to be made by the Buyer with the SEC including, without limitation any filing with respect to a registered offering of its securities by the Buyer and the closing of the offering registered thereby.


                    [SIGNATURES APPEAR ON FOLLOWING PAGE]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first above written.

BUYER:                              SONIC AUTOMOTIVE, INC.


                                    By: /s/ O. Bruton Smith
                                        ------------------------------
                                    Name: O. Bruton Smith
                                    Title: Chairman and CEO

SELLERS:                            /s/ David Hudiburg
                                       ------------------------------
                                        David Hudiburg

                                    /s/ Steven Hudiburg
                                        ------------------------------
                                        Steven Hudiburg

                                    /s/ Paula Tate
                                        ------------------------------
                                        Paula Tate

                                    /s/ Donna Dodson
                                        ------------------------------
                                        Donna Dodson

                                    /s/ Bob Hurley
                                        ------------------------------
                                        Bob Hurley

                                    /s/ Cruse Collins
                                        ------------------------------
                                        Cruse Collins

                                    /s/ Randy Grady
                                         ------------------------------
                                        Randy Grady

                                    Kenna Beth Tate Irrevocable Trust (dated
                                    November 11, 1985)

                                    By: /s/ David Hudiburg
                                        ------------------------------
                                            David Hudiburg, Trustee

                                    By: /s/ Donna Dodson
                                        ------------------------------
                                            Donna Dodson, Trustee

                                    Kyle Nicholas Tate Irrevocable Trust
                                         (dated July 25, 1988)

                                    By: /s/ David Hudiburg
                                        ------------------------------
                                            David Hudiburg, Trustee

                                    By: /s/ Donna Dodson
                                        ------------------------------
                                            Donna Dodson, Trustee

                                    Kaylan Louise Hudiburg Irrevocable Trust
                                       (dated July 25, 1988)

                                    By: /s/ Paula Tate
                                        ------------------------------
                                            Paula Tate, Trustee

                                    By: /s/ Donna Dodson
                                        ------------------------------
                                            Donna Dodson, Trustee


COMPANY:                            RIVERSIDE NISSAN, INC.
                                    (solely for purposes of Section 10.6)

                                    By: /s/ David Hudiburg
                                        ------------------------------
                                    Name: David Hudiburg
                                    Title: Vice President